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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 FORM 8-K/A-1

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  November 9, 1997

                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


    Georgia                        0-11258                    58-1521612
(State or Other               (Commission File               (IRS Employer
Jurisdiction of                    Number)                Identification Number)
 Incorporation)
                             515 East Amite Street
                        Jackson, Mississippi 39201-2702
                    (Address of Principal Executive Office)


      Registrant's telephone number, including area code:  (601) 360-8600




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
                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ITEM 5. OTHER EVENTS.       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         THE MCI/WORLDCOM MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                 General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 Effects of the MCI/WorldCom Merger; Estimated Synergies  . . . . . . . . . . . . . . . . . . . . . . . 4
                 Management After the MCI/WorldCom Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 Certain Regulatory Filings and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 Percentage Ownership Interest of MCI Stockholders After
                 the MCI/WorldCom Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Other Terms of the MCI/WorldCom Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 The BT Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Certain Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Interests of Certain Persons in the MCI/WorldCom Merger  . . . . . . . . . . . . . . . . . . . . . .  24
                 Certain Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Business, Management and Principal Stockholders of MCI . . . . . . . . . . . . . . . . . . . . . . .  28

         THE COMPUSERVE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         THE AOL TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         THE BFP MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         MANAGEMENT AND PRINCIPAL SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                 Information about Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Security Ownership of Management and Principal Shareholders  . . . . . . . . . . . . . . . . . . . .  37
                 Information Regarding Stephen M. Case  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Information Regarding James C. Allen . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         MANAGEMENT OF WORLDCOM FOLLOWING THE MCI/WORLDCOM MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                 General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Compensation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 Compensation of Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . .  43

         RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ITEM 7(c).  EXHIBITS.       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ITEM 5. OTHER EVENTS.

   The following sets forth certain information regarding the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction and the BFP Merger (as those terms are defined herein), as well as the management and shareholders of WorldCom, Inc., a Georgia corporation ("WorldCom").

   See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" herein for certain information that should be considered by investors.

                            THE MCI/WORLDCOM MERGER
General

  On October 1, 1997, WorldCom announced its intention to commence an exchange offer (the "MCI Offer") to acquire all of the outstanding shares of the common stock of MCI Communications Corporation, a Delaware corporation ("MCI"), par value $.10 ("MCI Common Stock"), for $41.50 of WorldCom common stock, par value $.01 ("WorldCom Common Stock"), subject to adjustment as set forth in materials filed with the Securities Exchange Commission (the "Commission"). On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly-owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, in which MCI would merge with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly-owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of common stock, par value $.01 per share, of WorldCom ("WorldCom Common Stock") equal to the MCI Exchange Ratio (as defined below) (the "MCI Common Stock Merger Consideration"), and each share of Class A common stock, par value $.10, of MCI ("MCI Class A Common Stock" and collectively, with the MCI Common Stock, the "MCI Capital Stock") outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon (the "MCI Class A Merger Consideration" and, collectively with the MCI Common Stock Merger Consideration, the "MCI/WorldCom Merger Consideration"). The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time (the "MCI Measurement Period"); provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger. See "-- Other Terms of the MCI/WorldCom Merger Agreement -- Conversion of Shares in the MCI/WorldCom Merger."

  Based on the number of shares MCI Common Stock outstanding as of January 20, 1998 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 710,554,160 shares and 1,004,566,722 shares, respectively, of WorldCom Common Stock will be issued in the MCI/WorldCom Merger. In addition, outstanding options to purchase shares of MCI Common Stock would be converted in the MCI/WorldCom Merger to options to acquire an aggregate of approximately 86,491,688 shares and 122,280,154 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

  The MCI/WorldCom Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time as WorldCom and MCI may agree and is specified in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable following the closing of the MCI/WorldCom Merger, which will occur on the fifth business day after the satisfaction or waiver of the conditions set forth in the MCI/WorldCom Merger Agreement, unless otherwise agreed by the parties. Consummation of the MCI/WorldCom Merger, however, is dependent upon the requisite approvals and authorizations for the MCI/WorldCom Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), the Communications Act of 1934, as amended (the "Communications Act"), and certain other applicable federal, state or other applicable regulatory laws. There can be no assurance as to (i) if or when such approvals will be obtained or that, if obtained, such approvals will satisfy the conditions to the consummation of the MCI/WorldCom Merger set forth in the MCI/WorldCom Merger Agreement or (ii) whether all of the other conditions precedent to the MCI/WorldCom Merger will be satisfied or waived by the party permitted to do so. If the MCI/WorldCom Merger is not effected on or before December 31, 1998, the MCI/WorldCom Merger Agreement can be terminated by either MCI or WorldCom, unless the failure to effect the MCI/WorldCom Merger by such date is due to the failure of the party seeking to terminate the MCI/WorldCom Merger Agreement to fulfill its obligations under the MCI/WorldCom Merger Agreement (including without limitation its obligation to use its best efforts to consummate the MCI/WorldCom Merger). See "-- Other Terms of the MCI/WorldCom Merger Agreement -- Conditions Precedent to the MCI/WorldCom Merger" and "-- Termination."

Effects of the MCI/WorldCom Merger; Estimated Synergies

  The Board of Directors of WorldCom (the "WorldCom Board") believes that the MCI/WorldCom Merger will create a fully integrated communications company that will be well positioned to take advantage of growth opportunities in global telecommunications. The combined company ("MCI WorldCom") is expected to have over $30 billion in 1998 pro forma revenues and will provide a complete range of local, long distance, Internet and international communications services.
In addition, the WorldCom Board has concluded that the MCI/WorldCom Merger presents significant opportunities for cost savings and operating efficiencies. WorldCom estimates that annual cash operating cost synergies of $2.5 billion are achievable in 1999, increasing to $5.6 billion by 2002. In addition, capital expenditure savings of $2 billion per year are expected in 1999 and beyond. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time periods contemplated.

  Set forth below are the synergies originally estimated by WorldCom to be achievable as a result of the MCI/WorldCom Merger (the "Previous Synergy Estimates") and the revised synergy estimates prepared by WorldCom following the exchange of information between MCI and WorldCom (the "Revised Synergy Estimates"). Both the Previous Synergy Estimates and the Revised Synergy Estimates are net of the expenses WorldCom estimates will be incurred to achieve such savings. WorldCom is in the process of developing its plan to integrate the operations of MCI which may include certain exit costs. As a result of this plan, a charge, which may be material but which cannot now be quantified, is expected to be recognized in the period in which such a restructuring occurs. As described in the following paragraph and under "Risk Factors" below, achievement of the expected synergies cannot be assured, and the Board's recommendation was not predicated on the achievement of any specific level of synergies.

  The information contained in this section "Effects of the MCI/WorldCom Merger; Estimated Synergies" was not prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and was not examined, reviewed or compiled by independent public accountants, and, accordingly, the independent public accountants do not express an opinion or any other form of assurance with respect thereto. The estimates of achievable cost synergies ("synergies") were based upon a variety of estimates and assumptions. The estimates and assumptions underlying the synergies involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of WorldCom and MCI and will be beyond the control of the combined companies. There can be no assurance that the synergies will be realized, and actual results may vary materially from those shown. Additionally, the synergies do not reflect revised prospects for WorldCom's, MCI's or the combined companies' businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. None of the synergies was intended to be a forecast of profits by WorldCom, MCI and the combined companies or any of their directors. Neither WorldCom nor MCI has updated or supplemented this information or intend to do so. This section contains "forward looking statements" within the meaning of the PSLRA. See "Cautionary Statement Regarding Forward Looking Statements" and "Risk Factors" below.

                     ESTIMATES OF ACHIEVABLE COST SYNERGIES

PREVIOUS SYNERGY ESTIMATES

                                                           FISCAL YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
                                                     1999          2000         2001         2002
                                                  --------      ---------    ---------     --------
                                                              (DOLLARS IN BILLIONS)
Network synergies and avoided local losses. . .       $1.5         $2.0         $2.7         $3.2
Core SG&A . . . . . . . . . . . . . . . . . . .        0.9          1.0          1.1          1.2
                                                       ---          ---          ---          ---
Total pre-tax cash operating synergies. . . . .       $2.4         $3.0         $3.8         $4.4
  As a % of combined revenues . . . . . . . . .          6%           6%           7%           7%
  As a % of combined operating expenses . . . .          8%           8%           9%           9%
Capital expenditure savings . . . . . . . . . .       $1.5         $1.6         $1.5         $1.5
  As a % of combined revenues . . . . . . . . .          4%           3%           3%           2%
  As a % of combined capital expenditures . . .         20%          21%          19%          18%

REVISED SYNERGY ESTIMATES
                                                         FISCAL YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------
                                                    1999        2000        2001        2002
                                                 ---------   ---------   ---------   ---------
                                                            (DOLLARS IN BILLIONS)
Network synergies and avoided local losses. . .     $1.6        $2.6        $3.5        $4.4
Core SG&A . . . . . . . . . . . . . . . . . . .      0.9         1.0         1.1         1.2
                                                     ---         ---         ---         ---
Total pre-tax cash operating synergies. . . . .     $2.5        $3.6        $4.6        $5.6
  As a % of combined revenues . . . . . . . . .        6%          8%          8%          8%
  As a % of combined operating expenses . . . .        8%         10%         11%         12%
Capital expenditure savings . . . . . . . . . .     $2.0        $2.0        $2.0        $2.0
  As a % of combined revenues . . . . . . . . .        5%          4%          4%          3%
  As a % of combined capital expenditures . . .       26%         26%         24%         23%

  The Previous Synergy Estimates were developed by WorldCom prior to October 1, 1997 based on publicly available information, WorldCom's general knowledge of the telecommunications industry and WorldCom's experience in prior merger and acquisition transactions. The Revised Synergy Estimates were developed subsequently by WorldCom following an exchange of information between MCI and WorldCom and discussions between the companies' respective management teams. As a result of the information obtained by WorldCom and the discussions with the MCI management team, the Revised Synergy Estimates include certain new categories of potential savings, such as cost savings relating to the elimination of duplicated information technology costs. In addition, categories of savings included in the Previous Synergy Estimates were revised by WorldCom in light of improved knowledge about MCI's business and prospects.

  The Previous Synergy Estimates and the Revised Synergy Estimates are net of the expenses WorldCom believes will be incurred to achieve the estimated costs synergies.

         Network Synergies and Avoided Local Losses. In both the Previous Synergy Estimates and the Revised Synergy Estimates, network synergies and avoided local losses were anticipated to be realized in three areas: reduced domestic network costs, reduced cost of terminating international traffic and avoided costs in MCI's local activities.

                 Reduced domestic network costs. As a result of WorldCom's existing extensive local network, the combined company will carry an increased proportion of its domestic traffic on its own local network facilities resulting in a reduction in leased line costs and access costs associated with switched traffic. By combining WorldCom's and MCI's traffic, a reduction in variable network costs such as In-WATS, Out-





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
                 WATS and directory services are expected as a result of the combined company's greater purchasing power. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included: (i) the magnitude of MCI's and WorldCom's projected costs for terminating traffic domestically; (ii) the mix of these costs between different categories such as access, direct access lines and leased lines, Out-WATS and In-WATS, and entrance facilities; and
                 (iii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities.

                 Reduced cost of terminating international traffic. MCI currently has more extensive settlement agreements for international traffic than does WorldCom. The combined company will benefit from these settlement agreements. In addition, as a result of construction of transatlantic facilities and network facilities in Europe, the combined company will be able to lower MCI's average costs of terminating certain traffic in Europe. Assumptions used by WorldCom to estimate the magnitude of potential costs savings in this area included: (i) the magnitude of MCI's and WorldCom's projected costs for terminating traffic overseas on a country-by-country basis; (ii) the magnitude of MCI's and WorldCom's projected international traffic on a country-by-country basis; and (iii) the proportion of MCI's international traffic that could be carried on WorldCom's facilities in Europe.

                 Avoided costs in MCI's local activities. As a result of WorldCom's existing extensive local network and operations, the combined company will be able to execute MCI's plans to expand in the local market at a lower cost than MCI would be able to on a stand-alone basis. The combined company will avoid the need to duplicate certain sales, marketing and administrative functions and will have reduced network costs resulting from the more rapid transfer of traffic to the combined company's network facilities. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included: (i) the projected operating costs associated with MCI's plans to expand its presence in the local market; and (ii) the proportion of these costs that net of implementation costs could be avoided by combining MCI's and WorldCom's businesses.

         Comparing the Previous Synergy Estimates and the Revised Synergy Estimates, network synergies and avoided local losses increased by $100 million in 1999 and by $1.2 billion in 2002. These changes occurred as a result of a substantial increase in estimated reduced costs of terminating international traffic and a modest increase in reduced domestic network costs offset by a modest reduction in avoided costs in MCI's local activities.

         Core SG&A. The increased scale of activities in the combined company's operations will result in opportunities to reduce costs by avoiding expenditures on duplicative activities, greater purchasing power and the adoption of best practices in cost containment across the combined company resulting in a reduction in core sales, general and administrative expenses. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included: (i) the magnitude of MCI's and WorldCom's sales, general and administrative expense by category such as sales, accounting and finance and information services; and (ii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities, based in part on a comparison to other comparable companies' levels of sales, general and administrative expenses as a percentage of sales.

         Core sales, general and administrative cost synergies did not change materially between the Previous Synergy Estimates and the Revised Synergy Estimates.

         Capital Expenditure Savings. Capital expenditure savings are expected to be realized primarily in three areas: domestic long distance network activities, local network buildout and information technology. Capital expenditures relating to the combined company's long distance activities will be reduced primarily as a result of avoided duplicative fixed capital expenses and the cost benefits realized from greater purchasing efficiencies. Capital expenditures relating to the combined company's local and information technology activities will be reduced primarily as a result of avoided duplicative capital expenditures. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this category included: (i) the magnitude of MCI's and WorldCom's long distance, local and information technology related capital expenditures; and (ii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities.

         Comparing the Previous Synergy Estimates and the Revised Synergy Estimates, capital expenditure savings increased by approximately $500 million per year primarily as a result of significant anticipated savings in the area of information technology that were not included in the Previous Synergy Estimates and a modest increase in anticipated long distance network savings. In the Revised Synergy Estimates, in 1999 approximately 45% of total capital expenditure savings relate to long distance, 35% to local and 20% to information technology. In 2002, approximately 65% of total capital expenditure savings relate to long distance, 15% to local and 20% to information technology.

  Specific business strategies necessary to realize the anticipated cost synergies will include: (i) coordinating the purchasing activities of the combined company to ensure that potential purchasing efficiencies are achieved,
(ii) coordinating network operations to ensure that to the extent economically attractive traffic is carried on the network of the combined company domestically and overseas, (iii) coordinating local activities of the combined company to eliminate unneeded duplication, (iv) adopting best practice in cost control throughout the combined company, and (v) coordinating capital expenditure programs of the combined company to eliminate unneeded duplication.

  The combined company would be the second largest long distance carrier in the United States. The combined company would begin operations with one of the industry's strongest bases of business customers and more than 22 million small business and residential customers.

  The WorldCom Board believes that the MCI/WorldCom Merger would create a company strongly positioned to fulfill the promise of the Telecom Act and accelerate the onset of competition in local telecommunications. WorldCom believes that the combined company can expand further and faster into local service areas now dominated by incumbent local exchange carriers than either company could on a stand-alone basis because of the efficiencies that WorldCom believes the combined company will achieve through, among other things as described above, reduced capital expenditures in the deployment of the same amount of, or more, network capacity than the total of what the two companies would deploy on a stand-alone basis. The new company would offer local service over its own facilities, including more than 9,000 route miles of local fiber, in more than 100 markets.

  The combined company, with offices in 65 countries, would be the second largest carrier of international voice traffic in the world. The WorldCom Board believes that the combination of WorldCom and MCI will position MCI WorldCom as a powerful competitor in the $670 billion global telecom industry.

  MCI WorldCom would bring together the Internet expertise of UUNET and MCI to create one of the world's largest providers of Internet services. The combined company's advanced portfolio of Internet/data services would include access, web hosting and development, intranet applications as well as high-speed virtual data services.

  The WorldCom Board believes that MCI WorldCom would provide global customers with unparalleled networking strength and more than 20 years of experience in systems integration, superior outsourcing capabilities and technology support and implementation.

Management After the MCI/WorldCom Merger

  Pursuant to the MCI/WorldCom Merger Agreement, WorldCom has agreed that the WorldCom Board, as of the Effective Time, shall consist of fifteen members, eight of whom shall be designated by WorldCom from among the directors of WorldCom, five of whom shall be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party shall be reasonably acceptable to the other party. As of the date hereof, the WorldCom Board is composed of eleven directors. WorldCom has further agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed by the parties. Pursuant to the MCI/WorldCom Merger Agreement, Bernard J. Ebbers will be the





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
President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom International, responsible for all strategy, operations and ventures outside of the U.S.; Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. communications operating subsidiary. The U.S. operating subsidiary will be responsible for the communications business in the United States, including all sales and marketing, customer service, product development, and network operations. John
W. Sidgmore, currently Vice Chairman and Chief Operations Officer of WorldCom, will become President and Chief Executive Officer of Internet & Technology, responsible for information technology (IT) services, including MCI Systemhouse, architecture, design, and planning for the global network, and managing MCI WorldCom's largest commercial Internet relationships; and Scott
D. Sullivan will continue to serve as Chief Financial Officer of MCI WorldCom. See "Management of WorldCom Following the MCI/WorldCom Merger."

Accounting Treatment

  The MCI/WorldCom Merger will be accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles. For purposes of preparing WorldCom's consolidated financial statements, WorldCom will establish a new accounting basis for MCI's assets and liabilities based upon the fair values thereof, the MCI/WorldCom Merger Consideration and the costs of the MCI/WorldCom Merger. WorldCom's management believes that any excess of cost over the fair value of the net assets of MCI will be recorded as goodwill, in-process research and development, and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial information appearing elsewhere in a Current Report on Form 8-K/A-2 of even date herewith filed by WorldCom with the Commission are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial information. WorldCom has undertaken a study to determine the fair value of certain of MCI's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of MCI will be included in the WorldCom consolidated statement of operations following the MCI/WorldCom Effective Time.

Certain Regulatory Filings and Approvals

  FCC Transfer Approvals. Certain activities of WorldCom and MCI are regulated by the Federal Communications Commission (the "FCC"). Provisions of Title 47 of the United States Code, including Sub-Titles II and III and the Cable Landing License Act, require the prior approval of the FCC for the acquisition of control of a company such as MCI that holds various licenses and authorizations issued by the FCC. The FCC traditionally grants approval of such transactions if it determines that the transfer of control is consistent with the public interest, convenience and necessity, without consideration of the relative merits of such a transfer of control vis-a-vis those of any other possible transfers of control that may be pending or contemplated. On October 1, 1997, WorldCom requested FCC approval for both stages of a two-step transfer of control of MCI to WorldCom that contemplated as a first step an interim Step I transfer of control to a "caretaker" voting trustee empowered to acquire and hold shares of MCI tendered pursuant to the MCI Offer. Subsequently, WorldCom and MCI agreed upon the terms of the MCI/WorldCom Merger and in light of the MCI/WorldCom Merger Agreement, MCI and WorldCom jointly requested that the request for a voting trust be withdrawn and jointly submitted amendments to WorldCom's October 1, 1997 applications under Section 214 of the Communications Act and applications under Title III of the Communications Act relating to MCI's radio licenses, requesting approval of transfer of control of MCI to WorldCom. WorldCom and its Subsidiaries already hold certain similar authorizations issued by the FCC, and WorldCom believes it is likely that the transfer applications will be granted. However, the transfer applications are subject to public comment, petitions to deny and informal objections by third parties, which may interpose objections in an attempt to delay or impede approval by the FCC. Some objections have been filed and WorldCom and MCI have been given the opportunity to respond to those objections. Accordingly, there can be no assurance that the FCC will timely grant the transfer applications or not subject its approval to various conditions and restrictions. The MCI/WorldCom Merger is conditioned on receipt of approval of the transfer applications, other than those the failure of which to be obtained would not reasonably be expected to have individually or, together with any approvals from the state public utility or service commissions ("PUCs") which shall not have been obtained, in the aggregate a MCI/WorldCom Material Adverse Effect (defined below) on WorldCom and its Subsidiaries (defined below) (including the surviving corporation of the MCI/WorldCom Merger (the "MCI/WorldCom Surviving Corporation")).

  State Regulatory Transfer Approval. WorldCom has amended pending state transfer applications and has filed additional state applications (the "State Applications") that seek prior approval of the contemplated acquisition of control of MCI by WorldCom from multiple state PUCs, whose governing statutes and rules require their consent for transfers of control of common carriers such as MCI that provide intrastate local and interexchange telecommunications services within their respective states. The State Applications are subject to public comment and objections and oppositions of third parties which may interpose objections in an attempt to delay or impede approval by the state PUCs. Some objections have been filed and WorldCom and MCI have been given the opportunity to respond to those objections. Notwithstanding any such challenges, WorldCom believes it is likely that the state PUCs will grant all State Applications other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate an MCI/WorldCom Material Adverse Effect. WorldCom's subsidiaries hold authorizations from the state PUCs, and most of those authorizations convey the same or similar authority as the corresponding authorizations held by MCI. There can be no assurance, however, that the state PUCs will timely grant the transfer applications or not subject their approval to various conditions and restrictions. The MCI/WorldCom Merger is conditioned on receipt of approval of the transfer applications, other than those the failure of which to be obtained would not reasonably be expected to have individually or, together with any approvals from the FCC which shall not have been obtained, in the aggregate an MCI/WorldCom Material Adverse Effect on WorldCom and its Subsidiaries (including the MCI/WorldCom Surviving Corporation).

  Hart-Scott-Rodino Act and European Commission Approvals. Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC") and the Department of Justice ("DOJ"), the MCI/WorldCom Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and specified waiting period requirements have been satisfied. WorldCom filed notification and report forms under the Hart- Scott-Rodino Act with the FTC and the DOJ on October 1, 1997. On October 31, 1997, each of WorldCom and MCI received a request for additional information from the DOJ. MCI and WorldCom intend to begin providing such additional information shortly.

  The consummation of the MCI/WorldCom Merger is also contingent upon confirmation from the European Commission under the Merger Control Regulation that the MCI/WorldCom Merger does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European common market. MCI and WorldCom jointly filed with the European Commission the required notification of the MCI/WorldCom Merger on November 20, 1997. On December 18, 1997, the European Commission advised WorldCom and MCI that it sought additional information regarding the merger. MCI and WorldCom plan to provide the requested information during January 1998. The European Commission has one month from the date on which such information is supplied in which to complete its preliminary investigation into the MCI/WorldCom Merger. If following such one month period, the European Commission considers that it needs to examine the MCI/WorldCom Merger more closely, it may initiate a Phase II investigation; if it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the MCI/WorldCom Merger is compatible with the European common market no later than four months after the initiation of such investigation. If the European Commission were not to make a decision within this four month period, the MCI/WorldCom Merger would automatically be deemed to be compatible with the European common market and would be allowed to proceed. WorldCom and MCI believe it is likely that the European Commission will determine that the MCI/WorldCom Merger is compatible with the European common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on the MCI/WorldCom Merger.

  At any time before or after the MCI/WorldCom Effective Time, and notwithstanding that the Hart-Scott-Rodino Act waiting period may have expired, the MCI/WorldCom Merger may have been approved by the European Commission pursuant to the Merger Control Regulation or the MCI/WorldCom Merger may have been consummated, the DOJ, or any state could take such action under applicable laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the MCI/WorldCom Merger or seeking divestiture of MCI or businesses of WorldCom or MCI acquired as a result of the MCI/WorldCom Merger. Private parties may also initiate legal actions under the antitrust laws under certain circumstances.

Percentage Ownership Interest of MCI Stockholders After the MCI/WorldCom Merger

  The number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger will depend on the actual MCI Exchange Ratio, which will not be known until the end of the MCI Measurement Period (which ends three trading days preceding the MCI/WorldCom Effective Time). If the minimum MCI Exchange Ratio (1.2439) is applicable, and assuming that there will be 944,259,936 shares of WorldCom Common Stock and 571,230,935 shares of MCI Common Stock outstanding immediately prior to the MCI/WorldCom Effective Time (which numbers are based on the number of shares outstanding on January 20, 1998, without regard to shares issuable upon exercise of options, rights or warrants or pursuant to the CompuServe Merger and the BFP Merger, but assuming the conversion of WorldCom convertible securities), the number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger would be 710,554,160, which would represent approximately 43% of the outstanding shares of WorldCom Common Stock immediately after the MCI/WorldCom Effective Time. If the maximum MCI Exchange Ratio (1.7586) is applicable, and based on the same assumptions, the number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger would be 1,004,566,722, which would represent approximately 52% of the outstanding shares of WorldCom Common Stock immediately after the MCI/WorldCom Effective Time.

Other Terms of the MCI/WorldCom Merger Agreement

  The description of the MCI/WorldCom Merger and the MCI/WorldCom Merger Agreement contained herein describes the material terms of the MCI/WorldCom Merger Agreement but does not purport to be complete and is qualified in its entirety by reference to the MCI/WorldCom Merger Agreement, a copy of which is incorporated herein by reference as an exhibit to this Form 8-K/A. Capitalized terms appearing below that are not otherwise defined herein have the same meanings as are given such terms in the MCI/WorldCom Merger Agreement. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference.

  Conversion of Shares in the MCI/WorldCom Merger. At the MCI/WorldCom Effective Time, by virtue of the MCI/WorldCom Merger and without any further action on the part of the holder thereof:

     (i) each share of common stock of MCI Merger Sub issued and outstanding immediately prior to the MCI/WorldCom Effective Time will remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the MCI/WorldCom Surviving Corporation;

     (ii) each share of MCI Capital Stock issued and owned or held by WorldCom, MCI Merger Sub or MCI at the MCI/WorldCom Effective Time will, by virtue of the MCI/WorldCom Merger, cease to be outstanding and will be canceled and retired, and no stock of WorldCom or other consideration will be delivered in exchange therefor;

     (iii) each share of MCI Common Stock issued and outstanding immediately prior to the MCI/WorldCom Effective Time (other than any shares to be canceled as described in subparagraph (ii) above) will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio; provided, however, that cash will be paid in lieu of any fractional share of WorldCom Common Stock (see "-- No Fractional Shares"); and

     (iv) each share of MCI Class A Common Stock issued and outstanding immediately prior to the MCI/WorldCom Effective Time (other than shares to be canceled as described in paragraph (ii) above) will be converted into the right to receive $51.00 in cash, without interest thereon.

  As a result of the MCI/WorldCom Merger and without any action on the part of the holders thereof, all shares of MCI Capital Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the MCI/WorldCom Effective Time represented any such shares of MCI Capital Stock (a "Certificate") will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) a certificate representing the number of whole shares of WorldCom Common Stock into which any such shares of MCI Common Stock have been converted; (ii) certain dividends and other distributions; and (iii) the cash, without interest, into which the shares of MCI Class A Common Stock have been converted and the cash in lieu of any fractional shares of WorldCom Common Stock that would otherwise be issued.

No Fractional Shares

  No certificates or scrip or shares of WorldCom Common Stock representing fractional shares of WorldCom Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or have any other rights of a shareholder of WorldCom. In lieu of any such fractional share, each holder of shares of MCI Common Stock exchanged pursuant to the MCI/WorldCom Merger Agreement who would otherwise have been entitled thereto (after taking into account all Certificates) will be paid cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WorldCom Common Stock multiplied by (ii) the last sales price per share of WorldCom Common Stock quoted on The Nasdaq National Market on the closing date of the MCI/WorldCom Merger Agreement (the "MCI/WorldCom Closing Date").

Representations and Warranties

  The MCI/WorldCom Merger Agreement contains various representations and warranties of WorldCom, MCI and MCI Merger Sub relating, among other things, to the following: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution, delivery and performance and the enforceability of the MCI/WorldCom Merger Agreement and related matters; (iv) the absence of conflicts, violations and defaults under their certificate or articles of incorporation and bylaws and certain other agreements and documents; (v) the absence of required consents, approvals, orders or authorizations of, or registration, declaration or filing with certain governmental entities; (vi) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (vii) the registration statement and the joint proxy statement/prospectus contained therein relating to the MCI/WorldCom Merger and the accuracy and completeness of the information contained therein; (viii) the absence of certain material changes or events with respect to WorldCom since December 31, 1996; (ix) the stockholder votes required to approve the MCI/WorldCom Merger; (x) the inapplicability of MCI's stockholder rights plan to the MCI/WorldCom Merger; (xi) brokers or finders fees and expenses; (xii) the receipt of fairness opinions by MCI from its financial advisors; and (xiii) the receipt of letters identifying "affiliates" of each company for purposes of Rule 145 under the Securities Act.

  All representations and warranties of WorldCom, MCI and MCI Merger Sub expire at the MCI/WorldCom Effective Time.

Conduct of Business Pending the MCI/WorldCom Merger

  Each of WorldCom and MCI has agreed that during the period from the date of the MCI/WorldCom Merger Agreement and continuing until the MCI/WorldCom Effective Time, except as expressly contemplated or permitted by the MCI/WorldCom Merger Agreement or as otherwise indicated on its disclosure schedule or as required by a Governmental Entity (defined below) of competent jurisdiction or to the extent that the other party shall otherwise consent in writing, it and its Subsidiaries (defined below) will conduct their business in the usual, regular and ordinary course of business in all material respects, in substantially the same manner as conducted prior to the

MCI/WorldCom Merger Agreement, and will use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses are not impaired in any material respect at the MCI/WorldCom Effective Time. As used in the MCI/WorldCom Merger Agreement and this description thereof, "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which have by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and "Governmental Entity" means any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union.

  Each of WorldCom and MCI has further agreed that, during the period from the date of the MCI/WorldCom Merger Agreement and continuing until the MCI/WorldCom Effective Time, except as expressly contemplated or permitted by the MCI/WorldCom Merger Agreement or as otherwise indicated on its disclosure schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the other party otherwise consents in writing, it will not and will not permit any of its Subsidiaries to:

     (i) enter into any new material line of business or incur or commit to any capital expenditures other than capital expenditures incurred or committed in the ordinary course of business consistent with past practice and which, in the case of MCI, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of specified amounts;

     (ii) (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) in the case of MCI, to continue the declaration and payment of regular semiannual cash dividends not in excess of $0.025 per share of MCI Common Stock and MCI Class A Common Stock, in each case with usual record and payment dates for such dividends in accordance with MCI's past practice and, in the case of WorldCom, to continue the declaration and payment of regular quarterly cash dividends in amounts, including increases, consistent with past practice, and (y) dividends by its wholly-owned Subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary which remains a wholly-owned Subsidiary after consummation of such transaction, or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time of capital stock (and in the case of MCI, the associated preferred stock purchase rights (each, an "MCI Right" and, collectively, the "MCI Rights") issued pursuant to a Rights Agreement, dated as of September 30, 1994, between MCI and Morgan Guaranty Trust Company of New York, as Rights Agent, as amended) in the ordinary course of business consistent with past practice in connection with certain of its benefit plans or, in the case of WorldCom, repurchases of shares of WorldCom Common Stock in open market or privately negotiated transactions other than during the MCI Measurement Period;

     (iii) amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents, except to the extent required to comply with their respective obligations under the MCI/WorldCom Merger Agreement, required by law or required by the rules and regulations of the NASD;

     (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any debt securities having the right to vote on any matters on which stockholders may vote ("Voting Debt") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt or enter into any agreement with respect to any of the foregoing, other than (A) the issuance of common stock (and in the case of MCI, the associated MCI Rights) upon the exercise of stock options or in connection with other stock-based benefits plans outstanding on the date of the MCI/WorldCom Merger Agreement in accordance with their present terms, (B) issuances by a wholly-owned Subsidiary of capital stock to such Subsidiary's parent, (C) issuances in accordance with its rights agreement, (D) in the case of MCI, issuances of shares, options, rights or other awards and amendments to equity-related awards pursuant to certain of its benefit plans, in the ordinary course of business and consistent with past practice, and (E) in the case of WorldCom, issuances in respect of any acquisitions by WorldCom or its subsidiaries that are currently pending as of the date of the MCI/WorldCom Merger Agreement ("WorldCom Pending Acquisitions");

     (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the ordinary course) other than (A) in the case of WorldCom, the WorldCom Pending Acquisitions and (B) acquisitions in existing or related lines of its business the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which, in the case of WorldCom, does not exceed $525 million in the aggregate and for which, in the case of MCI does not exceed $325 million in the aggregate, provided, however, that the foregoing does not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by the MCI/WorldCom Merger Agreement;

     (vi) sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are material, individually or in the aggregate, other than (A) internal reorganizations or consolidations involving existing Subsidiaries, (B) dispositions referred to in its reports filed with the Commission prior to the date of the MCI/WorldCom Merger Agreement and (C) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby;

     (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than by MCI or WorldCom, or a respective Subsidiary of each, to or in MCI or WorldCom or any respective Subsidiary of each or to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

     (viii) take any action that would prevent or impede the MCI/WorldCom Merger from qualifying as a reorganization under Section 368 of the Code;

     (ix) take any action that would, or that could reasonably be expected to, result in, except, in the case of MCI as otherwise permitted with respect to MCI/WorldCom Acquisition Proposals (as hereinafter defined), any of the conditions to the MCI/WorldCom Merger not being satisfied;

     (x) except as disclosed in its reports filed with the Commission prior to the date of the MCI/WorldCom Merger Agreement, or as required by a Governmental Entity, (A) change its methods of accounting in effect at December 31, 1996, except as required by changes in United States generally accepted accounting principles ("U.S. GAAP") as concurred in by its independent auditors, (B) change its fiscal year or (C) make any material tax election, other than in the ordinary course of business consistent with past practice, without consultation with the other party; or

     (xi) amend, modify or waive any provision of its respective rights agreement, and shall not take any action to redeem the respective rights or render them inapplicable to any transaction, except, in the case of MCI to
   (A) render the rights inapplicable to the MCI/WorldCom Merger and (B) to permit another transaction that the MCI Board has determined is a Superior Proposal to be consummated no earlier than December 31, 1998. As used in the MCI/WorldCom Merger Agreement and this Current Report on Form 8-K/A, "Superior Proposal" means a bona fide written MCI/WorldCom Acquisition Proposal (as hereinafter defined) which the MCI Board concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to MCI's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the MCI/WorldCom Merger Agreement and (y) is reasonably capable of being completed (provided that for purposes of this definition the term "MCI/WorldCom Acquisition Proposal" will have the meaning assigned to such term in "-- MCI/WorldCom Acquisition Proposals" except that the reference to "10%" in the definition of "MCI/WorldCom Acquisition Proposal" will be deemed to be a reference to "50%" and "MCI/WorldCom Acquisition Proposal" will only be deemed to refer to a transaction involving MCI, or with respect to assets (including the shares of any Subsidiary of MCI) of MCI and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

  In addition, WorldCom has agreed that it will not, and that it will not permit any of its Subsidiaries to, enter into any agreement with respect to or consummate any transaction contemplated by an MCI/WorldCom Acquisition Proposal.

  Each of WorldCom and MCI has also further agreed that each party will (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters, (c) file all reports required to be filed by each of them with the Commission (and all other Governmental Entities) between the date of the MCI/WorldCom Merger Agreement and the MCI/WorldCom Effective Time and will (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed, (d) have the right (subject to applicable laws relating to the exchange of information) to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by the MCI/WorldCom Merger Agreement. In exercising the foregoing right, each of WorldCom and MCI has agreed to act reasonably and as promptly as practicable, and to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by the MCI/WorldCom Merger Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

  Each of WorldCom and MCI has also further agreed that Bernard J. Ebbers, as Chief Executive Officer of WorldCom, and Gerald H. Taylor, as Chief Executive Officer of MCI, or their respective successors, jointly will be responsible for coordinating all aspects of transition planning and implementation relating to the MCI/WorldCom Merger and the other transactions contemplated thereby, including, during the period between the date of the MCI/WorldCom Merger Agreement and the MCI/WorldCom Effective Time, (i) examining various alternatives regarding the manner in which to best organize and manage the businesses of WorldCom and MCI after the MCI/WorldCom Effective Time and (ii) coordinating policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law and regulation; provided however, that nothing contained in the MCI/WorldCom Merger Agreement will give MCI or WorldCom, directly or indirectly, the right to control or direct the other party's operations prior to the MCI/WorldCom Effective Time.

  Each of WorldCom and MCI has also further agreed that (i) it will, as promptly as practicable following the date of the MCI/WorldCom Merger Agreement, in cooperation with the other, prepare and file with the Commission a joint proxy statement/prospectus and an amendment to WorldCom's existing registration statement on Form S-4 with respect to the Share Issuance, (ii) use all reasonable efforts to have the Form S-4 cleared by the Commission as promptly as practicable after filing with the Commission and to keep the Form S-4 effective as long as is necessary to consummate the MCI/WorldCom Merger and
(iii) as promptly as practicable following the execution of the MCI/WorldCom Merger Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the required votes with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement.

  WorldCom has further agreed to take all necessary action to, as of the MCI/WorldCom Effective Time, (i) reconstitute the MCI WorldCom Board to consist of fifteen members, eight of whom will be designated by WorldCom from among the directors of WorldCom, five of whom will be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party are reasonably acceptable to the other party, (ii) cause Bert C. Roberts, Jr. to be appointed Chairman of the combined company, (iii) cause the senior management of the combined company to be as previously agreed between the parties and (iv) amend the WorldCom Articles to change its name to "MCI WorldCom." Each of WorldCom and MCI has also agreed that the combined company will be headquartered in Jackson, Mississippi and the MCI/WorldCom Surviving Corporation (which will be a subsidiary of MCI WorldCom) will be headquartered in Washington D.C.

  Each of WorldCom and MCI has also further agreed that upon reasonable notice, during the period prior to the MCI/WorldCom Effective Time, MCI will and will cause its Subsidiaries to (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of WorldCom reasonable access during normal business hours to all its properties, books, contracts, commitments and records and (ii) furnish promptly to WorldCom (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that MCI may restrict the foregoing access to the extent that (x) a Governmental Entity requires MCI or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (y) any law, treaty, rule or regulation of any Governmental Entity applicable to MCI requires MCI or its Subsidiaries to restrict access to any properties or information. The parties have also agreed to hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 16, 1997 between MCI and WorldCom (the "Confidentiality Agreement").

  Each of WorldCom and MCI has also further agreed that, subject to the terms and conditions of the MCI/WorldCom Merger Agreement, it will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the MCI/WorldCom Merger and the other transactions contemplated by the MCI/WorldCom Merger Agreement as soon as practicable, and in furtherance thereof, each party has made filings of a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement and each has agreed to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Hart-Scott- Rodino Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act as soon as practicable.

  Each of WorldCom and MCI has also further agreed that it will, in connection with the efforts referenced in the previous paragraph, use its best efforts to
(i) cooperate in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated thereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. As used in the MCI/WorldCom Merger Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Act, the Federal Trade Commission Act, as amended, the Communications Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition.

  Each of WorldCom and MCI has also further agreed that, in furtherance and not in limitation of the covenants of the parties described in the previous two paragraphs, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the MCI/WorldCom Merger Agreement as violative of any Regulatory Law, it will cooperate in all respects with the other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the MCI/WorldCom Merger Agreement, provided that the covenant described above of each party to use its best efforts to effect the MCI/WorldCom Merger does not limit a party's right to terminate the MCI/WorldCom Merger Agreement so long as such party has up to then complied in all respects with such covenant.

  Each of WorldCom and MCI has further agreed that, if any objections are asserted with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated by the MCI/WorldCom Merger Agreement as violative of any Regulatory Law, it will use its best efforts to resolve any such objection or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by the MCI/WorldCom Merger Agreement.

  Each of WorldCom, MCI Merger Sub and MCI has further agreed that it will use its best efforts to cause the MCI/WorldCom Merger to qualify and will not (both before and after consummation of the MCI/WorldCom Merger) take any actions which to its knowledge could reasonably be expected to prevent the MCI/WorldCom Merger from qualifying as a reorganization under the provisions of Section 368 of the Code.

MCI/WorldCom Acquisition Proposals

  Each of WorldCom and MCI has agreed that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the MCI/WorldCom Merger or the other transactions contemplated by the MCI/WorldCom Merger Agreement (any such proposal or offer being herein referred to as an "MCI/WorldCom Acquisition Proposal"). Each of WorldCom and MCI has further agreed not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an MCI/WorldCom Acquisition Proposal, or engage in any negotiations concerning an MCI/WorldCom Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an MCI/WorldCom Acquisition Proposal or accept an MCI/WorldCom Acquisition Proposal.

  Notwithstanding the foregoing, MCI or its Board of Directors may (A) comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an MCI/WorldCom Acquisition Proposal, (B) recommend an unsolicited bona fide written MCI/WorldCom Acquisition Proposal to the stockholders of MCI, or withdraw or modify in any adverse manner its approval or recommendation of the MCI/WorldCom Merger Agreement in response to such an unsolicited bona fide written MCI/WorldCom Acquisition Proposal or (C) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written MCI/WorldCom Acquisition Proposal by any such person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the MCI stockholders meeting relating to the MCI/WorldCom Merger has not occurred, (ii) the Board of Directors of MCI concludes in good faith that such MCI/WorldCom Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any person in connection with an MCI/WorldCom Acquisition Proposal by any such person, the MCI Board of Directors receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement, and (iv) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Board of Directors of MCI notifies WorldCom immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers.

  MCI has also agreed that it will keep WorldCom informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each of WorldCom and MCI has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to November 9, 1997 with respect to any MCI/WorldCom Acquisition Proposal. Each of WorldCom and MCI has also agreed that it will take the necessary steps to promptly inform its and its Subsidiaries' officers and directors, employees and representatives of these obligations.

Conditions Precedent to the MCI/WorldCom Merger

  The respective obligations of MCI, WorldCom and the MCI Merger Sub to effect the MCI/WorldCom Merger are subject, among other things, to the satisfaction or waiver on or prior to the MCI/WorldCom Closing Date of the following conditions: (i) adoption of the MCI/WorldCom Merger Agreement by the stockholders of MCI; (ii) approval of the Share Issuance by the shareholders of WorldCom; (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been adopted or promulgated or be in effect, having the effect of making the MCI/WorldCom Merger illegal or otherwise prohibiting consummation of the MCI/WorldCom Merger; provided, however, that this provision shall not be available to any party whose failure to fulfill its obligations pursuant to the MCI/WorldCom Merger Agreement shall have been the cause of, or shall have resulted in, such order or injunction; (iv) approvals for the MCI/WorldCom Merger from the FCC and from the PUCs, other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate a MCI/WorldCom Material Adverse Effect on WorldCom and its Subsidiaries (including the MCI/WorldCom Surviving Corporation); (v) the expiration or termination of the waiting period (and any extension thereof) applicable to the MCI/WorldCom Merger under the Hart-Scott-Rodino Act; (vi) the confirmation by way of a decision from the European Commission under the Merger Control Regulation (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the MCI/WorldCom Merger and any matters arising therefrom are compatible with the European common market; (vii) the approval upon official notice of issuance for quotation on The Nasdaq National Market of the shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger; and (viii) effectiveness of the Form S-4 relating to the MCI/WorldCom Merger by declaration of the Commission under the Securities Act and the absence of a stop order suspending its effectiveness. As used in the MCI/WorldCom Merger Agreement and this Current Report on Form 8-K/A, "MCI/WorldCom Material Adverse Effect" means with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

  The obligations of WorldCom and MCI Merger Sub to effect the MCI/WorldCom Merger are also subject to the satisfaction of, or waiver by WorldCom, on or prior to the MCI/WorldCom Closing Date of the following conditions:

     (i) the representations and warranties of MCI set forth in the MCI/WorldCom Merger Agreement that are qualified as to materiality being true and correct on the date of the MCI/WorldCom Merger Agreement, and each of the representations and warranties of MCI that is not so qualified being true and correct in all material respects on the date of the MCI/WorldCom Merger Agreement, and WorldCom's receipt of a certificate of the chief executive officer and the chief financial officer of MCI to such effect;

     (ii) MCI having performed or complied with all agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are qualified as to materiality and MCI having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are not so qualified as to materiality, and WorldCom's receipt of a certificate of the chief executive officer and the chief financial officer of MCI to such effect; and

     (iii) WorldCom's receipt from counsel to WorldCom, on the MCI/WorldCom Closing Date, of a written opinion stating, among other things, that the MCI/WorldCom Merger qualifies as a reorganization under Section 368 of the Code.

  The obligations of MCI to effect the MCI/WorldCom Merger are also subject to the satisfaction of, or waiver by MCI, on or prior to the MCI/WorldCom Closing Date of the following additional conditions:

     (i) the representations and warranties of WorldCom set forth in the MCI/WorldCom Merger Agreement that are qualified as to materiality being true and correct on the date of the MCI/WorldCom Merger Agreement, and each of the representations and warranties of WorldCom that is not so qualified being true and correct in all material respects on the date of the MCI/WorldCom Merger Agreement, and MCI's receipt of a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect;

     (ii) WorldCom having performed or complied with all agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are qualified as to materiality and WorldCom having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are not so qualified as to materiality, and MCI's receipt of a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect;

     (iii) MCI's receipt from counsel to MCI, on the MCI/WorldCom Closing Date, of a written opinion stating, among other things, that the MCI/WorldCom Merger qualifies as a reorganization under Section 368 of the Code; and

     (iv) since the date of the MCI/WorldCom Merger Agreement, the absence of WorldCom and its Subsidiaries having incurred any material liability, except in the ordinary course of business consistent with past practice, or any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of WorldCom and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

Stock Options and Other Stock Plans; Employee Benefit Matters

  Each of MCI and WorldCom has also agreed that, pursuant to the MCI/WorldCom Merger Agreement, on or prior to the MCI/WorldCom Effective Time, MCI will take all action necessary to cause each option to purchase shares of MCI Common Stock (each, an "MCI Stock Option") that was granted pursuant to the MCI stock option plans prior to the MCI/WorldCom Effective Time and which remains outstanding immediately prior to the MCI/WorldCom Effective Time to be converted, at the MCI/WorldCom Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the MCI Stock Option, that number of shares of WorldCom Common Stock determined by multiplying the number of shares of MCI Common Stock subject to such MCI Stock Option by the MCI Exchange Ratio, rounded, if necessary, up to the nearest whole share of WorldCom Common Stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the MCI Exchange Ratio; provided, however, that in the case of any MCI Stock Option to which Section

421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of Section 424(a) of the Code. In addition, all unvested and unpaid MCI restricted stock and incentive stock units will be converted to the number of shares of WorldCom Common Stock or incentive stock units determined by multiplying such shares of restricted stock and incentive stock units by the MCI Exchange Ratio.

Indemnification; Directors and Officers' Insurance

  The MCI/WorldCom Surviving Corporation will maintain in effect in its certificate of incorporation and bylaws (i) for a period of six years after the MCI/WorldCom Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and bylaws of MCI and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI (provided that the MCI/WorldCom Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the MCI/WorldCom Effective Time; provided, however, that in no event will the MCI/WorldCom Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the MCI/WorldCom Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Termination

  The MCI/WorldCom Merger Agreement may be terminated at any time prior to the MCI/WorldCom Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the MCI/WorldCom Merger by the stockholders of MCI or WorldCom:

     (i) By mutual written consent of WorldCom and MCI, by action of their respective Boards of Directors;

     (ii) By either MCI or WorldCom if the MCI/WorldCom Effective Time has not occurred on or before December 31, 1998 (the "MCI/WorldCom Termination Date"); provided, however, that this right to terminate the MCI/WorldCom Merger Agreement will not be available to any party whose failure to fulfill any obligation under the MCI/WorldCom Merger Agreement has to any extent been the cause of, or resulted in, the failure of the MCI/WorldCom Effective Time to occur on or before the MCI/WorldCom Termination Date;

     (iii) By either MCI or WorldCom if any Governmental Entity (A) has issued an order, decree or ruling or taken any other action (which the parties have used their best efforts to resist, resolve or lift, as applicable, in accordance with the MCI/WorldCom Merger Agreement) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the MCI/WorldCom Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable or (B) has failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties have used their best efforts to obtain, in accordance with the MCI/WorldCom Merger Agreement), in each case (A) and
   (B) which is necessary to fulfill the conditions set forth in subsections 6.1(c) (FCC and PUC approvals), 6.1(d) (expiration or termination of the waiting period under the Hart- Scott-Rodino Act) and 6.1(e) (receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the common market) of the MCI/WorldCom Merger Agreement, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action has become final and nonappealable; provided, however, that this right to terminate the MCI/WorldCom Merger Agreement will not be available to any party whose failure to comply with the covenant in the MCI/WorldCom Merger Agreement requiring such party to use its best efforts to effect the MCI/WorldCom Merger has to any extent been the cause of such action or inaction;

     (iv) By either MCI or WorldCom if the approval by the stockholders of MCI or of WorldCom required for the consummation of the MCI/WorldCom Merger has not been obtained by reason of the failure to obtain the requisite votes at a duly held meeting of stockholders of MCI or WorldCom, as the case may be, or at any adjournment thereof;

     (v) By WorldCom if the Board of Directors of MCI, prior to the MCI stockholders meeting relating to the MCI/WorldCom Merger (A) withdraws or modifies in any adverse manner its approval or recommendation of the MCI/WorldCom Merger Agreement, (B) approves or recommends a Superior Proposal or (C) resolves to take any of the actions specified in clauses (A) or (B) above; or

     (vi) By MCI at any time prior to the MCI stockholders meeting relating to the MCI/WorldCom Merger, upon two business days' (any days on which banks in New York are not required or authorized to close in the City of New York) prior notice to WorldCom, if the Board of Directors of MCI approves a Superior Proposal; provided, however, that (A) MCI has complied with the provisions described above under "-- MCI/WorldCom Acquisition Proposals,"
   (B) the Board of Directors of MCI has concluded in good faith, after giving effect to all concessions which may be offered by WorldCom as referred to in clause (C) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (C) prior to any such termination, MCI has, and has caused its financial and legal advisors to, negotiate with WorldCom to make such adjustments in the terms and conditions of the MCI/WorldCom Merger Agreement as would enable WorldCom to proceed with the transactions contemplated thereby; provided, however, that it is a condition to the right of termination by MCI referred to in this subsection (vi) that MCI has made the payment of the WorldCom Alternative Transaction Fee to WorldCom referred to in "-- Termination Fees."

  The right to terminate the MCI/WorldCom Merger Agreement as described above is not available to any party (i) that is in material breach of its obligations under the MCI/WorldCom Merger Agreement or (ii) whose failure to fulfill its obligations or to comply with its covenants under the MCI/WorldCom Merger Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the MCI/WorldCom Merger Agreement.

Fees and Expenses

  Whether or not the MCI/WorldCom Merger is consummated, all expenses incurred in connection with the MCI/WorldCom Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except
(a) if the MCI/WorldCom Merger is consummated, the MCI/WorldCom Surviving Corporation shall pay any and all property or transfer taxes imposed on MCI or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of MCI resulting from the MCI/WorldCom Merger, (b) expenses incurred in connection with the filing, printing and mailing of the joint proxy statement/prospectus, which shall be shared equally by WorldCom and MCI and (c) the Reimbursement Amount described in "-- Termination Fees."

Termination Fees

  WorldCom and MCI agreed that (i) if MCI terminates the MCI/WorldCom Merger Agreement due to the MCI Board having approved a Superior Proposal or (ii) if
(x) MCI or WorldCom terminate the MCI/WorldCom Merger Agreement pursuant to the failure of the MCI stockholders to approve and adopt the MCI/WorldCom Merger Agreement or WorldCom terminates the MCI/WorldCom Merger Agreement due to the withdrawal or modification of the approval or recommendation in any adverse manner of the MCI Board or its approval or recommendation of a Superior Proposal, (y) at the time of the event giving rise to such termination there exists an MCI/WorldCom Acquisition Proposal with respect to MCI and (z) within 12 months of the termination of the MCI/WorldCom Merger Agreement, MCI enters into a definitive agreement with any third party with respect to an MCI/WorldCom Acquisition Proposal or an MCI/WorldCom Acquisition Proposal is consummated, then MCI will pay to WorldCom an amount equal to $750 million (the "WorldCom Alternative Transaction Fee") and will reimburse WorldCom for the fee paid by WorldCom to British Telecommunications plc ("BT") pursuant to the Agreement dated as of

November 9, 1997, among MCI, BT and WorldCom (the "BT Agreement") (such amount, the "Reimbursement Amount").

  If (a) the MCI/WorldCom Merger Agreement is terminated (i) because the MCI/WorldCom Merger has not been consummated by December 31, 1998 and any of the following conditions to the MCI/WorldCom Merger have not been satisfied: absence of injunctions prohibiting consummation of the MCI/WorldCom Merger Agreement, receipt of FCC and PUC approvals, expiration or termination of the waiting period under the Hart-Scott-Rodino Act, receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the European common market, accuracy of WorldCom's representations and warranties, performance by WorldCom of its obligations under the MCI/WorldCom Merger Agreement, or absence of any material adverse change with respect to WorldCom,
(ii) because of the issuance of an order, decree, ruling or other action prohibiting the transactions contemplated by the MCI/WorldCom Merger Agreement or the absence of a governmental action necessary to proceed with the transactions contemplated by the MCI/WorldCom Merger Agreement, or (iii) because of the failure to obtain the requisite vote to approve the Share Issuance at a duly called WorldCom shareholders meeting relating to the MCI/WorldCom Merger or (b) notwithstanding the satisfaction of all the conditions to the obligations of WorldCom to effect the MCI/WorldCom Merger and the satisfaction or waiver by MCI of all the conditions to its obligations to effect the MCI/WorldCom Merger, WorldCom is not willing to consummate the MCI/WorldCom Merger, then, unless (i) MCI has not used its best efforts to cause, or cause to be taken all things necessary to consummate the MCI/WorldCom Merger and other transactions contemplated by the MCI/WorldCom Merger Agreement or (ii) MCI has breached its representations or warranties or its agreements or covenants under the MCI/WorldCom Merger Agreement such that either of the conditions to WorldCom's obligations to effect the MCI/WorldCom Merger has not been satisfied, WorldCom will pay to MCI an amount in cash equal to $1.635 billion.

Amendment

  The MCI/WorldCom Merger Agreement may be amended by WorldCom and MCI at any time before or after approval of the matters presented in connection with the MCI/WorldCom Merger by the stockholders of MCI and the shareholders of WorldCom, but, after any such approval, no amendment may be made that by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or shareholders without such further approval. The MCI/WorldCom Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of WorldCom and MCI.

Waiver

  The MCI/WorldCom Merger Agreement permits WorldCom and MCI at any time prior to the MCI/WorldCom Effective Time, to (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein, in each case pursuant to a written instrument.

The BT Agreement

  The description of the BT Agreement contained herein describes the material terms of the BT Agreement but does not purport to be complete and is qualified in its entirety by reference to the BT Agreement, a copy of which is incorporated herein by reference as an exhibit to this Form 8-K/A. Capitalized terms appearing below that are not otherwise defined herein have the same meanings as are given such terms in the BT Agreement. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference.

  Termination of the BT/MCI Merger Agreement; Payment of Fees. Pursuant to the BT Agreement, the Agreement and Plan of Merger among MCI, BT and a subsidiary of BT, dated as of November 3, 1996 and as amended as of August 21, 1997 (the "BT/MCI Merger Agreement"), was terminated and WorldCom agreed to pay BT a fee of $450 million and expenses of $15 million. These fees were paid on November 12, 1997. WorldCom also agreed to





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
pay to BT an additional payment of $250 million in the event that WorldCom is required to make a payment to MCI in accordance with the provisions of the MCI/WorldCom Merger Agreement (which requires WorldCom to pay MCI $1.635 billion if (a) the MCI/WorldCom Merger Agreement is terminated (i) because the MCI/WorldCom Merger has not been consummated by December 31, 1998 and any of the following conditions to be the MCI/WorldCom Merger have not been satisfied: absence of injunctions, receipt of FCC and PUC approvals, expiration or termination of the waiting period under the Hart-Scott-Rodino Act, receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the European common market, accuracy of WorldCom's representations and warranties, performance by WorldCom of its obligations under the MCI/WorldCom Merger Agreement, or absence of any material adverse change with respect to WorldCom, (ii) because the MCI/WorldCom Merger has been permanently enjoined or a required governmental action or approval has not been obtained or (iii) because the WorldCom shareholders fail to approve the Share Issuance or (b) WorldCom is unwilling to consummate the MCI/WorldCom Merger (notwithstanding the satisfaction of the conditions precedent to its obligations)).

  Voting Agreement. Pursuant to the BT Agreement, BT has agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger, the adoption by MCI of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

  Pursuant to the BT Agreement, BT has also agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock against (i) any merger agreement or merger (other than the MCI/WorldCom Merger Agreement and the MCI/WorldCom Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MCI or any other MCI acquisition or (ii) any amendment of the MCI Restated Certificate of Incorporation or MCI Bylaws or other proposal or transaction involving MCI, or any of its subsidiaries, which amendment or other proposal or transactions would in any manner impede, frustrate, prevent or nullify the MCI/WorldCom Merger, the MCI/WorldCom Merger Agreement or any of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

  Pursuant to the BT Agreement, BT has agreed not to (i) transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of its shares of MCI Class A Common Stock or any interest therein, except pursuant to the MCI/WorldCom Merger, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any or all of its shares of MCI Class A Common Stock or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to its shares of MCI Class A Common Stock, except for the BT Agreement or (iv) deposit its shares of MCI Class A Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to its shares of MCI Class A Common Stock.

  Pursuant to the BT Agreement, BT has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the MCI/WorldCom Merger and the other transactions contemplated by the MCI/WorldCom Merger Agreement.

  Termination of Concert Joint Venture Agreement. Pursuant to the BT Agreement, WorldCom, MCI and BT have agreed to appropriately modify the Modified Joint Venture Agreement among BT, Moorgate (Twelve) Limited ("BTH"), MCI, MCI Ventures Corporation ("Ventures"; together with BTH, the "JV Shareholders") and Concert Communications Company ("Concert") (the "BT/MCI Joint Venture Agreement"), effective as of the consummation of the purchase of the joint venture interest described below (the "JV Purchase Date") to reflect the following provisions:

     (a) The exclusive distribution rights set forth in the BT/MCI Joint Venture Agreement and the related distribution agreements will be terminated.

     (b) Concert will continue to provide services to MCI on a nonexclusive basis to customers based in the United States for a period of five years from the JV Purchase Date in accordance with the terms of the related

   MCI distribution agreement. This is intended to enable MCI to continue to provide services to existing customers under the terms of its contractual obligations and to enter into new contractual obligations with new customers and existing customers provided that the term of such obligations does not extend beyond the fifth anniversary of the JV Purchase Date.

  Pursuant to the BT Agreement, BT has agreed to exercise the call option set forth in the BT/MCI Joint Venture Agreement immediately following the occurrence of the MCI/WorldCom Effective Time to purchase MCI's interest in Concert.

  Pursuant to the BT Agreement, BT and WorldCom have agreed to undertake in good faith to negotiate within 180 days of the date of the BT Agreement a transition agreement:

     (i) to provide for a professional exit from the existing Concert arrangements while satisfying the requirements of BT's and MCI's customers before and during the exit;

     (ii) to agree to the requirements (financial, operational, technical) of making Concert more self-standing and better able to support customer and distributor requirements; and

     (iii) to give BT and customers comfort that during the pendency of the MCI/WorldCom Merger and the post-merger period underlying components and services necessary to provide Concert service which are sourced from MCI are available on commercially reasonable terms despite the change in circumstances.

  Pursuant to the BT Agreement, if the transition agreement is not executed within 180 days despite BT's and WorldCom's good faith efforts, the nonexclusive distributorship referred to in (b) above will have a term of two (rather than five) years.

  Litigation. WorldCom agreed to promptly withdraw its complaint in the Delaware matter entitled WorldCom, Inc. and TC Investments Corp. against MCI Communications Corporation et al., and BT agreed to promptly withdraw the answer to such complaint filed by it. A stipulation of dismissal was signed by all parties and filed with the Delaware Court of Chancery on November 12, 1997.

  MCI/WorldCom Merger Consideration. WorldCom and MCI agreed not to amend the MCI/WorldCom Merger Agreement to increase the consideration payable to holders of shares of MCI Common Stock, unless the consideration to be paid in respect of the shares of MCI Class A Common Stock is increased in such amendment by a like amount per share.

  Amendments to MCI/WorldCom Merger Agreement. WorldCom and MCI agreed not to amend the MCI/WorldCom Merger Agreement in a manner that adversely affects the interests of BT.

  Termination

  The BT Agreement will terminate and be of no further force and effect upon the earliest to occur of (a) the MCI/ WorldCom Effective Time, (b) the termination of the MCI/WorldCom Merger Agreement pursuant to the provisions described in clauses (i), (iii), or (iv) (but only with respect to the failure to obtain the requisite vote of stockholders of WorldCom) under "--Other Terms of the MCI/WorldCom Merger Agreement--Termination" or (c) the later to occur of
(x) September 30, 1998 or (y) termination of the MCI/WorldCom Merger Agreement pursuant to the provisions described in clauses (ii), (iv) (but only with respect to failure to obtain the requisite vote of stockholders of MCI), (v), or (vi) under "--Other Terms of the MCI/WorldCom Merger Agreement--Termination."

Certain Litigation

  On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI, and all of its directors, including the two directors who are also executive officers of MCI and the three directors elected by BT, were





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
named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in thirteen of the complaints. In addition, amended or revised complaints were filed in four of the cases commenced in or about November 1996 and in one of the cases filed in or about August 1997. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. Generally these complaints allege breach of fiduciary duty by the MCI Board of Directors in connection with the BT/MCI Merger Agreement. Seven of the complaints in which BT was named as a defendant allege that BT aided and abetted those breaches of fiduciary duty. Five of the complaints in which BT was named as a defendant allege that BT owes fiduciary duties to other MCI stockholders and breached those duties in connection with the BT/MCI Merger Agreement. They seek, inter alia, damages and injunctive and other relief.

  On or about October 8, 1997, a purported derivative action was filed in Delaware Chancery Court on behalf of MCI against the MCI Board, including the two directors who are also executive officers and the three directors elected by BT. BT and Tadworth Corporation were also named as defendants, and MCI was named as a nominal defendant. Generally, the complaint alleges that the MCI Board breached duties owed to stockholders in connection with the BT/MCI Merger Agreement and the MCI Offer. The complaint seeks damages, injunctive relief, and other relief.

  On November 14, 1997, plaintiffs' counsel and defendants' counsel in the Delaware actions held a conference with the Court of Chancery, at which plaintiff sought an injunction requiring plaintiffs' representatives to participate in any further merger negotiations. Plaintiffs' counsel also sought expedited treatment and the setting of an early trial date with respect to their challenge to the inducement fee to be paid to BT under the BT Agreement and the different form of consideration payable to BT contemplated by the MCI/WorldCom Merger Agreement. Citing the absence of immediate and irreparable injury, the Court denied plaintiffs' request for injunctive relief and expedited treatment, and declined to set an early trial date. Plaintiffs indicated that they would be amending their complaints and joining additional parties as defendants.

  On or about November 14, 1997, one of the purported stockholder class actions pending in Delaware Chancery Court was amended. On November 19, 1997, plaintiffs in four of the purported stockholder class actions moved to amend their complaints. The amended complaint and proposed amended complaints name as defendants MCI, the MCI Board, WorldCom, BT and TC Investments Corp. They generally allege that the defendants breached their fiduciary duty to stockholders in connection with the MCI/WorldCom Merger, the agreement to pay a termination fee to WorldCom, and alleged discrimination in favor of BT in connection with the MCI/WorldCom Merger. They seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI/WorldCom Merger and the payment of the inducement fee to BT.

  On August 28, 1997, a complaint was filed in the federal district court in Washington D.C., by an alleged stockholder of MCI, individually and putatively as a class action on behalf of purchasers of MCI's Common Stock during the period from August 14, 1997 through August 20, 1997. On or about October 27, 1997, another complaint was filed in the federal district court in Washington D.C. by two alleged stockholders of MCI, individually and putatively as a class action on behalf of purchasers of MCI Common Stock during the period from August 14, 1997 through August 22, 1997. On or about October 31, 1997, another complaint was filed in the federal district court in Washington D.C. by an alleged stockholder of MCI, individually and putatively as a class action on behalf of purchasers of MCI Common Stock during the period from July 10, 1997, through August 22, 1997. The three complaints allege that MCI and certain of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the BT/MCI Merger Agreement dated November 3, 1996. The complaints seek damages and other relief.

  MCI believes that all of these complaints are without merit.

Interests of Certain Persons in the MCI/WorldCom Merger

  A number of executive officers of MCI, including some of the officers who are also directors, have certain interests in the MCI/WorldCom Merger that are different from, or in addition to, the interests of the stockholders of MCI generally. With respect to Messrs. Roberts and Taylor, executives who serve as directors of MCI and who will serve as executives and directors of the combined company, each will be entitled to receive in connection with the MCI/WorldCom Merger a number of shares of WorldCom Common Stock and options to purchase shares of WorldCom Common Stock based upon the MCI/WorldCom Exchange Ratio, in exchange for the shares of MCI Common Stock beneficially owned by Messrs. Roberts and Taylor as of the MCI/WorldCom Effective Time and options to purchase shares of MCI Common Stock held by Messrs. Roberts and Taylor as of the MCI/WorldCom Effective Time. See "--Ownership of MCI Capital Stock; Stock Options" and "--Business, Management and Principal Stockholders of MCI--Security Ownership of Directors, Management and Principal Stockholders." In addition, in connection with the MCI/WorldCom Merger, Messrs. Roberts, Taylor and Price will receive cash retention bonuses of $10.5 million, $9.5 million and $9.0 million, respectively, which replace the senior retention incentive stock units granted pursuant to the BT/MCI Merger Agreement, which were discontinued when that agreement was terminated.

  Ownership of MCI Common Stock; Stock Options. As of December 31, 1997, directors and executive officers of MCI beneficially owned an aggregate of 2,557,871 shares of MCI Common Stock (or approximately 0.4% of the then outstanding MCI Common Stock), including restricted shares of MCI Common Stock ("MCI Restricted Shares") and incentive stock units ("ISUs") but excluding shares of MCI Common Stock that may be acquired upon the exercise of outstanding options to purchase MCI Common Stock ("MCI Stock Options.")

  As of December 31, 1997, directors and executive officers of MCI held options to purchase an aggregate of 4,299,020 shares of MCI Common Stock, of which options to purchase 2,870,830 shares of MCI Common Stock were exercisable, and the remainder of which will, pursuant to the MCI/WorldCom Merger Agreement, become fully vested and exercisable immediately prior to the MCI/WorldCom Effective Time if not previously vested. The MCI/WorldCom Merger Agreement provides that, on or prior to the MCI/WorldCom Effective Time, MCI shall take all action necessary to cause each option to purchase shares of MCI Common Stock that remains outstanding at the MCI/WorldCom Effective Time to be converted into an option to acquire that number of shares of WorldCom Common Stock determined by multiplying the number of shares of MCI Common Stock subject to such option by the MCI Exchange Ratio, rounded, if necessary, up to the nearest whole share of WorldCom Common Stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the MCI Exchange Ratio. See "--Other Terms of the MCI/WorldCom Merger Agreement -- Stock Options and Other Stock Plans."

  As of December 31, 1997, executive officers of MCI held an aggregate of 1,083,324 MCI Restricted Shares and ISUs. Pursuant to the MCI/WorldCom Merger Agreement at the MCI/WorldCom Effective Time, all unvested and unpaid MCI Restricted Shares and ISUs outstanding on the date of execution of the MCI/WorldCom Merger Agreement will become fully vested and (unless voluntarily deferred) paid. Any MCI Restricted Shares or ISUs outstanding, at the MCI/WorldCom Effective Time shall be converted to the number of shares of WorldCom Common Stock or ISUs determined by multiplying such MCI Restricted Shares and ISUs by the MCI Exchange Ratio.

  Employment Agreements. MCI had previously entered into employment agreements (the "Employment Agreements") with Messrs. Roberts, Taylor, Price, Douglas L. Maine, Michael J. Rowny, Michael H. Salsbury, Fred M. Briggs and Scott B. Ross (the "Executives"), effective as of November 2, 1996, and expiring on December 31, 1999. The Employment Agreements will remain in place whether or not the MCI/WorldCom Merger is approved by MCI's stockholders.

  Pursuant to the Employment Agreements, each Executive will receive an annual base salary, subject to increases (but not decreases) at the discretion of MCI. The 1997 annual salaries of each of the Executives under the Employment Agreements were as follows: Bert C. Roberts, Jr., $1,000,000; Gerald H. Taylor, $700,000; Timothy F. Price, $550,000; Michael J. Rowny, $350,000; Scott B. Ross, $325,000; Douglas L. Maine, $330,000; Michael H. Salsbury, $300,000; and Fred M. Briggs, $300,000. In addition, each Executive will receive an annual bonus for each fiscal year of MCI ending during the term of the Executive's employment with a minimum bonus amount of no less than the average annual bonus earned by the Executive in respect of the 1994, 1995 and 1996 fiscal years.
The Executives will also participate in any long-term incentive compensation plan or program maintained by MCI for senior executives of MCI and all long-term compensation plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the MCI/WorldCom Effective Time or replaced by programs that are no less favorable to the Executives. In addition, the Executives will participate in all MCI pension and welfare benefit plans and programs which are applicable to senior executives of MCI, and all pension and welfare benefit plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the MCI/WorldCom Effective Time or be replaced by programs that are no less favorable to the Executives.

  Under the Employment Agreements, in the event an Executive's employment is terminated by MCI (for this purpose "MCI" shall mean MCI, WorldCom and their respective affiliates) without "Cause" or by the Executive for "Good Reason" (as each such term is defined below), the Executive is to receive (a) the Executive's accrued but unpaid salary and vacation pay, and any unpaid bonus from the prior fiscal year, (b) a cash payment equal to three times the sum of
(x) the Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued for the Executive by MCI in respect of the three calendar years preceding the termination of employment and (B) the annual bonus paid to or accrued for the Executive in respect of 1995, (c) continued medical, dental and life insurance coverage for the Executive and the Executive's eligible dependents on the same basis as in effect immediately prior to the Executive's termination of employment until the earlier of (x) 36 months after the Executive's termination of employment or (y) the commencement of coverage with a subsequent employer, but only to the extent such coverage duplicates or exceeds the coverage provided by MCI, (d) unless otherwise expressly elected by the Executive prior to such termination, payment, in a cash lump sum, of all amounts deferred by the Executive under any non-qualified plan of deferred compensation maintained by MCI or MCI WorldCom (notwithstanding the payment provisions of any such plan to the contrary), (e) full acceleration of vesting and exercisability of any equity based and cash retention awards (including, but not limited to, MCI Stock Options, MCI Restricted Shares and ISUs) granted to the Executive prior to the Executive's termination of employment and (f) 36 months of age and service credit for all purposes under all defined benefit plans of MCI (or the equivalent).

  For purposes of the Employment Agreements, "Cause" means: (i) a deliberate and material breach by the Executive of his duties and responsibilities under the Employment Agreement that results in material harm to MCI, which breach is
(A) either the product of willful malfeasance or gross neglect, (B) committed in bad faith or without reasonable belief that such breach is in, or not contrary to, the best interests of MCI and (C) not remedied within 30 days after receipt of written notice from MCI specifying such breach; (ii) the Executive's willful and material breach of the restrictive covenants contained in the Employment Agreements which is not remedied within 30 days after receipt of written notice from MCI specifying such breach; or (iii) the Executive's plea of guilty or nolo contendre to, or nonappealable conviction of, a felony, which conviction or plea causes material harm to the reputation or financial position of MCI. "Good Reason" means the occurrence of any of the following without the Executive's express written consent: (i) the assignment to the Executive of any duties inconsistent with the Executive's current positions, duties, responsibilities and status with MCI, a change in the Executive's reporting responsibilities, title or offices or any removal of the Executive from or failure to elect or re-elect the Executive to any position with MCI (including membership on the MCI Board) except in connection with the Executive's promotion or a termination of employment for Cause; (ii) a reduction in the Executive's base salary or target annual bonus or long-term incentives, as such salary, target bonus and incentives are increased from time to time; (iii) the failure to continue in effect any employee benefit plan or compensation plan in which the Executive participates unless the Executive is provided with participation in other plans that provide substantially comparable benefits or the taking of any action that would adversely affect the Executive's benefits under any such plan; (iv) any relocation of the Executive's principal place of business from the location described in the Employment Agreement; (v) any reduction in fringe benefits and perquisites provided to the Executive; (vi) any material breach by MCI of any provisions of the Employment Agreement; and (vii) a failure by MCI WorldCom to expressly assume, as of the date of the MCI/WorldCom Merger, all obligations of MCI under the Employment Agreement.

  The Employment Agreements further provide that if the payments described above constitute "parachute payments" under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), MCI is to pay the Executive an additional amount sufficient to place the Executive in the same after-tax financial position the

Executive would have been in if the Executive had not incurred the excise tax imposed under Section 4999 of the Code in respect of such parachute payments.

  In the event an Executive's employment is terminated due to the Executive's death or "Disability" (as defined in the Employment Agreements), the Employment Agreements provide that MCI is to pay to the Executive (or the Executive's beneficiaries) a lump sum cash amount equal to (i) the annual rate of the Executive's annual base salary as in effect on the date of termination and (ii) the highest bonus paid to the Executive under MCI's annual bonus plan during the three fiscal years preceding the termination of employment. In addition, the Executive is to receive (i) the unpaid portion of his annual base salary accrued to the date of termination and any accrued vacation as of the date of termination and (ii) the unpaid portion of his bonus accrued with respect to the last full fiscal year of MCI ended prior to the date of termination, when such bonus would otherwise be payable.

  The Employment Agreements contain confidentiality, non-competition and non-solicitation clauses which provide, among other things, that the Executive is not to (i) render services to a competitor of MCI or its affiliates or (ii) solicit or offer employment to any employee of MCI or its affiliates during the Executive's employment with MCI or its affiliates and, thereafter, for a period expiring on the earlier of (x) the first anniversary of the Executive's termination of employment and (y) the expiration of the term of the Employment Agreement.

  Executive Severance Policy. MCI has adopted an executive severance plan (the "ESP") effective for the period commencing on November 3, 1996, and terminating on November 9, 2000 (the "Benefits Termination Date"). The ESP covers 20 senior executives of MCI (the "Covered Executives") who do not have employment agreements. The ESP provides that if a Covered Executive's employment is terminated prior to the Benefits Termination Date for any reason other than "disability" or for "cause" (as such terms are defined in the ESP), or if the Covered Executive terminates employment for "good reason" (as such term is defined in the ESP) prior to the Benefits Termination Date, MCI will pay to the Covered Executive an amount equal to two times the sum of (x) the Covered Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued by the Covered Executive in respect of the three calendar years preceding the termination of employment and (B) the Covered Executive's annual bonus in respect of 1995. Under the ESP, such amount is to be paid as follows: the amount attributable to base salary will be paid in a lump sum following the termination of the Covered Executive's employment, except that if the Covered Executive terminates his employment for good reason such amount will be payable over a six-month period in equal installments, and the amount attributable to the annual bonus will be paid in a lump sum following the termination of the Covered Executive's employment. Under the ESP, a Covered Executive whose employment terminates under the circumstances described above will also be entitled to: (i) continued medical, dental and life insurance coverage (or their equivalents) until the earlier of (A) 24 months after the Covered Executive's termination of employment or (B) the commencement of coverage with a subsequent employer to the extent such coverage duplicates or exceeds the coverage provided by MCI, (ii) unless otherwise expressly elected by the Covered Executive prior to such termination, payment in a cash lump sum of all amounts deferred by the Covered Executive pursuant to any non-qualified deferred compensation and cash retention plan of MCI, (iii) full acceleration of vesting and exercisability of any equity-based compensation awards granted to the Covered Executive and (iv) 24 months of age and service credit for all purposes under all defined benefit pension plans of MCI (or their equivalents).

  Under the ESP, in the event of the termination of a Covered Executive's employment prior to the Benefits Termination Date due to a Covered Executive's death or disability, MCI will pay to the Covered Executive or his beneficiaries, as applicable, a lump sum cash amount equal to (i) the Covered Executive's annual base salary and (ii) the highest bonus paid to the Covered Executive by MCI during the three fiscal years preceding the termination of employment. In addition, under the ESP, the Covered Executive will be entitled to payment in a cash lump sum of all amounts deferred by the Covered Executive under any nonqualified deferred compensation plan maintained by MCI, unless otherwise expressly elected by the Covered Executive.

  The ESP also provides for a gross-up payment to be made to a Covered Executive for any excise tax imposed under Section 4999 of the Code with respect to any payments made to the Covered Executive under the ESP or under the terms of any other MCI plan, program, agreement or arrangement.

  The ESP contains confidentiality, non-competition and non-solicitation clauses which provide, among other things, that a Covered Employee may not, for a period of six months, in the event a Covered Employee terminates his or her employment for good reason, (i) render services to a competitor of MCI or its affiliates or (ii) solicit or offer employment to any employees of MCI or its affiliates.

  Retention Bonuses for Senior Executives. In connection with the MCI/WorldCom Merger, a cash retention award pool (the "Executive Retention Program") of up to approximately $170 million will be created to provide retention incentives for MCI senior executives, including Messrs. Roberts, Taylor and Price, who will receive $10.5 million, $9.5 million and $9.0 million, respectively. These bonuses generally replace the Senior Retention ISUs granted pursuant to the BT/MCI Merger Agreement dated November 3, 1996, which were discontinued when that agreement was terminated. The schedule of payments of such incentives will be subject to the approval of WorldCom, which will not be unreasonably withheld; and WorldCom will be informed as to the other aspects of the incentives.

  Retention Bonuses for Employees. As was the case under the BT/MCI Agreement dated November 3, 1996, MCI managers are permitted to make discretionary grants of retention bonuses (in cash or otherwise) to key individuals (other than those individuals who have entered into the Employment Agreements, and it being understood that it is intended that the Covered Executives generally are not to be eligible to participate) from a separate approximately $100 million pool created for that purpose. Awards are to be granted from this pool as follows:
(i) up to one-half was awarded not earlier than December 1, 1997, and (ii) one-half is to be awarded not earlier than December 1, 1998, except that upon the closing date of any transaction involving the sale or other disposition of a majority of MCI's capital stock or assets, any such amounts that have not yet been paid will be accelerated and paid out.

  Discretionary Retention Bonus Pool. In addition, a cash retention pool of up to $150 million has been created for post-MCI/WorldCom Merger retention; such pool will be allocated in consultation with WorldCom.

  Director and Officer Indemnification and Insurance. Pursuant to the MCI/WorldCom Merger Agreement, from and after the MCI/WorldCom Effective Time, the Surviving Corporation is to cause to be maintained in effect in its certificate of incorporation and bylaws (i) for a period of six years after the MCI/WorldCom Effective Time, the current provisions regarding indemnification of officers and directors contained in the MCI Restated Certificate of Incorporation (the "MCI Restated Certificate of Incorporation") and the MCI Bylaws (the "MCI Bylaws") and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI with respect to claims arising from facts or events that occurred on or before the MCI/WorldCom Effective Time, except that in no event is the MCI/WorldCom Surviving Corporation to be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance, and, if the annual premiums of such insurance coverage exceed such amount, the MCI/WorldCom Surviving Corporation is to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Certain Related Transactions

  WorldCom and MCI have entered into certain interconnection or other service agreements with each other and certain of their affiliates in the ordinary course of their businesses, which agreements have been amended from time to time. In fiscal 1997, fiscal 1996 and fiscal 1995, MCI and its subsidiaries and WorldCom and its subsidiaries have engaged in transactions aggregating approximately $655 million, $558 million, and $273 million, respectively.

Business, Management and Principal Stockholders of MCI

  Business. MCI is one of the world's leading providers of communications services and the second largest carrier of long distance telecommunication services in the U.S. MCI is the second largest carrier of international long distance telecommunication services in the world. MCI provides a broad range of communications services, including long distance, local and wireless telecommunications services and information technology services. The provision of long distance telecommunication services is MCI's core business. Long distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long distance telephone services, data communication services, teleconferencing services and electronic messaging services.

  Information about Directors and Executive Officers. The directors and executive officers of MCI are: Clifford L. Alexander, Jr. (Director), Judith Areen (Director), Michael H. Bader (Director), Sir Peter L. Bonfield (Director), Robert P. Brace (Director), Richard M. Jones (Director), Gordon S. Macklin (Director), Douglas L. Maine (Executive Vice President and Chief Financial Officer), Timothy F. Price (President and Chief Operating Officer), Bert C. Roberts, Jr. (Director, Chairman), Michael J. Rowny (Executive Vice President), Richard B. Sayford (Director), Gerald H. Taylor (Director, Chief Executive Officer), Judith Whittaker (Director) and John R. Worthington (Director). Sir Colin A. Marshall and Mr. J. Keith Oates, who were directors of MCI appointed by BT, resigned from the MCI Board in November 1997, and Mr. Brace was appointed by BT to the MCI Board in December 1997.

  Security Ownership of Directors, Management and Principal Stockholders. As of December 31, 1997, the following persons, individually or as a group, were known to MCI to be deemed to be the beneficial owners of more than five percent of the issued and outstanding MCI Common Stock or MCI Class A Common Stock. Other than as set forth in the table below, there are no persons known to MCI to beneficially own more than 5% of MCI Common Stock or MCI Class A Common Stock.

                                          AMOUNT AND
    NAME AND ADDRESS OF               NATURE OF EXISTING           PERCENT
      BENEFICIAL OWNER                BENEFICIAL OWNERSHIP          OF CLASS
---------------------------           --------------------          ---------
British Telecommunications plc  ....     135,998,932(1)              100%
  81 Newgate Street
  London, U.K.

-----------
(1) BT has sole voting and investment power with respect to all MCI Class
    A Common Stock. BT has agreed, pursuant to the BT Agreement, to exchange all of its MCI Class A Common Stock for $51.00 in cash from WorldCom.

  The following table sets forth certain information regarding the beneficial ownership of MCI Common Stock as of December 31, 1997, assuming the exercise of all options exercisable on, or within 60 days of, such date, by the directors, the named executive officers and all executive officers and directors as a group. Each director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                                        NUMBER OF SHARES          PERCENT
        NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)       OF CLASS
-----------------------------------------             ---------------------      ---------
Clifford L. Alexander, Jr . . . . . . . . . . .             20,000(2)               *
Judith Areen  . . . . . . . . . . . . . . . . . .           22,803                  *
Michael H. Bader  . . . . . . . . . . . . . . . .          241,674(3)               *
Sir Peter L. Bonfield . . . . . . . . . . . . . .              350(4)               *
Robert P. Brace . . . . . . . . . . . . . . . . .                0(4)               *
Richard M. Jones  . . . . . . . . . . . . . . . .           60,000(5)               *
Gordon S. Macklin . . . . . . . . . . . . . . . .           64,000(6)               *
Douglas L. Maine  . . . . . . . . . . . . . . . .          506,591(7)               *
Timothy F. Price  . . . . . . . . . . . . . . . .          290,243(8)               *
Bert C. Roberts, Jr.  . . . . . . . . . . . . . .        1,609,823(9)               *
Michael J. Rowny  . . . . . . . . . . . . . . . .          297,068(10)              *
Richard B. Sayford  . . . . . . . . . . . . . . .           60,990(11)              *
Gerald H. Taylor  . . . . . . . . . . . . . . . .          998,579(12)              *
Judith Whittaker  . . . . . . . . . . . . . . . .           44,000(13)              *
John R. Worthington . . . . . . . . . . . . . . .          278,684(14)              *
All Directors and Current Officers as a Group(15)        6,091,826(16)            1.1%

----------
  *  Less than one percent.

(1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the securities reported, except with respect to shares of MCI Common Stock allocated to accounts under MCI's Employee Stock Ownership and 401(k) Plan ("ESOP"), with respect to which shares such person has sole voting power only. Where indicated, the data also include shares which each person had the right to acquire upon exercise of stock options within sixty days of December 31, 1997, and also shares issued as awards of MCI Restricted Shares and/or ISUs. As of December 31, 1997, no individual officer or director beneficially owned more than 1% of the outstanding shares of any class of MCI's capital stock.

(2) Includes 20,000 shares of MCI Common Stock Mr. Alexander has the right to acquire pursuant to the exercise of stock options. Mr. Alexander shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock options.

(3) Includes 20,000 shares of MCI Common Stock Mr. Bader has the right to acquire pursuant to the exercise of stock options. Mr. Bader shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock options. Mr. Bader is one of seven trustees for the William
         G. McGowan Charitable Fund, Inc.; he does not, however, have voting or investment power over any of the shares of MCI Common Stock held by such Fund.

(4) Sir Peter Bonfield and Mr. Brace are executive officers and directors of BT, the holder of all the outstanding shares of MCI Class A Common Stock and 732,499 shares of MCI Common Stock.

(5) Includes 40,000 shares of MCI Common Stock Mr. Jones has the right to acquire pursuant to the exercise of stock options.

(6) Includes 40,000 shares of MCI Common Stock Mr. Macklin has the right to acquire pursuant to the exercise of stock options. Does not include 3,200 shares of MCI Common Stock owned solely by Mr. Macklin's wife, in which shares he disclaims beneficial ownership.

(7) Includes 14,142 shares of MCI Common Stock allocated to Mr. Maine's ESOP account, 423,400 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 52,573 shares of MCI Common Stock issued as ISUs. Does not include 1,700 shares of MCI Common Stock held by Mr. Maine's wife as custodian for the benefit of a minor child, in which shares Mr. Maine disclaims beneficial ownership.

(8) Includes 14,891 shares of MCI Common Stock allocated to Mr. Price's ESOP account, 102,825 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 154,138 shares of MCI Common Stock issued as ISUs. Does not include 1,000 shares of MCI Common Stock held by Mr. Price's wife as custodian for the benefit of their minor children, in which shares Mr. Price disclaims beneficial ownership.

(9) Includes 46,020 shares of MCI Common Stock allocated to Mr. Roberts' ESOP account, 798,500 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options, 255,736 shares of MCI Common Stock issued as restricted stock awards, 44,167 shares of MCI Common Stock issued as ISUs, 122,400 shares of MCI Common Stock owned by a limited partnership in which Mr. Roberts is a general partner, and 18,000 shares of MCI Common Stock owned by the Roberts' Foundation. Does not include 12,000 shares of MCI Common Stock held by Mr. Roberts' wife as custodian for the benefit of their minor child, in which shares Mr. Roberts disclaims beneficial ownership.

(10) Includes 1,079 shares of MCI Common Stock allocated to Mr. Rowny's ESOP account, 216,000 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 76,940 shares of MCI Common Stock issued as ISUs.

(11) Includes 40,000 shares of MCI Common Stock Mr. Sayford has the right to acquire pursuant to the exercise of stock options. Does not include 800 shares of MCI Common Stock owned solely by Mr. Sayford's wife, in which shares he disclaims beneficial ownership.

(12) Includes 36,251 shares of MCI Common Stock allocated to Mr. Taylor's ESOP account, 661,420 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options, and 229,641 shares of MCI Common Stock issued as ISUs.

(13) Includes 25,000 shares of MCI Common Stock Ms. Whittaker has the right to acquire pursuant to the exercise of stock options.

(14) Includes 10,000 shares of MCI Common Stock Mr. Worthington has the right to acquire pursuant to the exercise of stock options. Does not include 147,890 shares of MCI Common Stock owned solely by Mr. Worthington's wife, in which shares he disclaims beneficial ownership.

(15) This group includes MCI executive officers, as such term is defined in Rule 3b-7 of the Exchange Act, and its directors, a total of 20 persons.

(16) Includes 144,073 shares of MCI Common Stock allocated to such officers' accounts under the ESOP, 3,533,955 shares of MCI Common Stock that officers and directors have the right to acquire pursuant to the exercise of stock options and 1,083,324 shares of MCI Common Stock issued to officers pursuant to restricted stock awards and/or ISUs. Officers and directors have shared voting and investment power with respect to 221,674 of these shares of MCI Common Stock.


                             THE COMPUSERVE MERGER

  On September 7, 1997, WorldCom entered into an Agreement and Plan of Merger (the "CompuServe Merger Agreement") with H&R Block, Inc. ("H&R Block"), H&R Block Group, Inc. ("Block Group"), CompuServe Corporation ("CompuServe") and a wholly-owned acquisition subsidiary of WorldCom, providing for the merger (the "CompuServe Merger") of the wholly-owned acquisition subsidiary of WorldCom into CompuServe. In the CompuServe Merger, each share of CompuServe common stock will be converted into a fraction of a share of WorldCom Common Stock equal to the CompuServe exchange ratio (the "CompuServe Exchange Ratio"), which will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $29.54, the CompuServe Exchange Ratio will be 0.40625; (ii) if such average trading price is greater than or equal to $24.00 but less than $29.54, the CompuServe Exchange Ratio will equal a fraction determined by dividing $12.00 by such average trading price; and (iii) if such average trading price is less than $24.00, the CompuServe Exchange Ratio will be 0.5, provided that CompuServe has the right to terminate the CompuServe Merger Agreement if such average trading price is less than $24.00. Based on (i) the number of shares of CompuServe common stock outstanding as of January 20, 1998 (assuming the conversion of CompuServe stock options into WorldCom Common Stock) and (ii) assumed CompuServe Exchange Ratios of 0.40625 and 0.5, approximately 38,293,901 shares and 47,130,956 shares, respectively, of WorldCom Common Stock will be issued in the CompuServe Merger. Consummation of the CompuServe Merger is subject to certain conditions, including the approval of the stockholders of CompuServe. The applicable waiting period under the Hart-Scott-Rodino Act has expired. The CompuServe Merger Agreement may be terminated if the effective time has not occurred on or before March 1, 1998 and under certain other circumstances. Termination of the CompuServe Merger Agreement by WorldCom or CompuServe under certain circumstances, including failure to receive the approval of CompuServe's stockholders, will require one party to make a $15 million payment to the other party as a termination fee. H&R Block and Block Group have agreed to vote all of the CompuServe shares directly or indirectly owned by them (the "Block Shares," which, as of September 30, 1997, represents approximately 80.1% of the outstanding CompuServe shares) in favor of the CompuServe Merger, which number of shares is sufficient for such approval. In addition, H&R Block and Block Group have irrevocably appointed WorldCom or its nominee as proxy to vote the Block Shares at any stockholder meeting or otherwise as described above, and have granted WorldCom an option to purchase the Block Shares under certain circumstances. The closing of the CompuServe Merger, which will be accounted for as a purchase, is expected to occur on or about January 31, 1998, provided that the conditions to the CompuServe Merger are then fulfilled or waived.

  The CompuServe Merger Agreement includes customary representations and warranties, and provisions for each of WorldCom, on the one hand, and H&R Block and CompuServe, on the other hand, to indemnify each other for certain losses and expenses, subject to specified time limits and minimum amounts.

  A copy of the CompuServe Merger Agreement is attached as Exhibit 2.1 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) and incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the CompuServe Merger Agreement.

  CompuServe operates primarily through two divisions: Interactive Services and Network Services. Interactive Services offers worldwide online and Internet access services for consumers, while Network Services provide worldwide network access, management and applications, and Internet service to businesses.

                              THE AOL TRANSACTION

  On September 7, 1997, WorldCom also entered into a Purchase and Sale Agreement (the "AOL Agreement") with America Online, Inc. ("AOL"), under which WorldCom agreed to (a) transfer to AOL the online services business (the "COLS") of CompuServe and Spry, Inc., a CompuServe subsidiary ("Sprynet"), which WorldCom will acquire as a result of the CompuServe Merger, and (b) acquire all outstanding shares of ANS Communications, Inc. ("ANS"), a wholly-owned subsidiary of AOL which provides Internet and other networking services to AOL and other customers. In addition to the transfer of the COLS, WorldCom will pay AOL $175 million in cash, subject to certain adjustments specified in the AOL Agreement. If there should occur a material adverse change relating to the COLS between the date of the AOL Agreement and the date of closing thereunder, WorldCom would be required to compensate AOL in respect thereof, but such event would not affect AOL's obligation to proceed with the closing. The closing of the transactions contemplated by the AOL Agreements (the "AOL Transaction") is conditioned on, and is expected to occur immediately after, the closing of the CompuServe Merger. The closing of the AOL Transaction, which will be accounted for as a purchase, is also subject to certain other conditions. The applicable waiting period under the Hart-Scott-Rodino Act with respect to the AOL Transaction has expired.

  Following the closing under the AOL Agreement, AOL will have rights to use the CompuServe name in the online services business, and WorldCom will have rights to use the name in the network services business.

  Pursuant to the AOL Agreement, WorldCom, AOL and ANS have agreed to enter into a Master Agreement for Data Communications upon the closing of the AOL Transaction, which will have an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. The agreement provides that ANS will (i) continue to maintain and operate portions of AOL's dial-up member access network; (ii) install, activate, maintain and operate additional modems for AOL's dial-up network in the United States and Canada; and (iii) provide AOL with Internet access. AOL will commit to purchase from ANS specified percentages of its incremental modem requirements each year, subject to ANS fulfilling certain obligations. The fees for the foregoing services will be based on several factors, including certain fixed base prices, the prices offered by ANS to its non-affiliated customers, prices paid by AOL to, or offered to AOL by, other significant suppliers of modems and modem services, and, if AOL provides such services to itself, AOL's cost. The fees are subject to adjustment twice per year and include certain agreed-upon discounts.

  The AOL Agreement also provides that AOL, UUNET and the surviving corporation of the CompuServe Merger (i.e., the corporation surviving the merger of Acquisition Subsidiary into CompuServe) will enter into a Network Services Agreement upon the closing of the AOL Transaction, which will have an initial term expiring

December 31, 2002, subject to extension by AOL in certain circumstances. Under this agreement, such surviving corporation will provide AOL with capacity on the CompuServe network, and AOL will commit to use the network for specified portions of its requirements. The fees to be paid by AOL will be based on several factors, including certain fixed base prices, the prices offered to AOL by other significant suppliers of network capacity, and such surviving corporation's actual cost to provide the network capacity.

  The AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the WorldCom Board. Mr. Case has made such request. See "Management of WorldCom Following the MCI/WorldCom Merger."

  The AOL Agreement includes customary representations and warranties, and provisions for each of AOL and WorldCom to indemnify the other for certain losses and expenses, subject to specified time limits and minimum amounts. Representations and warranties by WorldCom include certain representations and warranties relating to the COLS, a number of which are incorporated by reference from the CompuServe Merger Agreement. WorldCom anticipates that, if AOL were to successfully assert a claim for indemnification based on any provision incorporated by reference from the CompuServe Merger Agreement, WorldCom would be entitled to assert a corresponding claim against H&R Block or Block Group under the CompuServe Merger Agreement. However, since the AOL Agreement and the CompuServe Merger Agreement are separate, and since any liability of WorldCom under the AOL Agreement is not conditioned on its ability to recover in respect of claims which may be asserted under the CompuServe Merger Agreement, there can be no assurance that amounts recovered by WorldCom in respect of any claim related to COLS would equal any amounts which WorldCom might be required to pay to AOL in respect of the same claim.

  At the closing under the AOL Agreement, WorldCom, AOL and ANS will enter into a Noncompetition and Nonsolicitation Agreement under which (i) AOL will agree to certain limitations on its business activities in the network services business, (ii) WorldCom will agree that CompuServe will be subject to certain limitations in the online services business, and (iii) each of the parties will agree to certain restrictions on its right to solicit or otherwise deal with customers, suppliers, employees, independent contractors, agents or representatives of the other.

  Under a Stockholders Agreement by and among H&R Block, Block Group and WorldCom, WorldCom has been granted an option to acquire the H&R Block Shares under certain circumstances. The AOL Agreement provides that if WorldCom becomes entitled to exercise the option, WorldCom and AOL will negotiate with each other in good faith, for so long as the option remains exercisable and, if the option is exercised by WorldCom, for 180 days following such exercise, with the goal of entering into agreements and arrangements and engaging in transactions which would, as closely as would be commercially reasonable at that time and in accordance with applicable law and taking into account the changed facts and circumstances as they exist at that time, effectuate the intent and purposes of the AOL Agreement and the transactions contemplated thereby.

  The AOL Agreement may be terminated by either WorldCom or AOL under certain circumstances, including certain defaults by the other party. Depending on the reason for termination, either WorldCom or AOL may be required to pay $15 million to the other as a reimbursement of expenses. In addition, in the event H&R Block, Block Group or CompuServe pays WorldCom the $15 million termination fee required under certain circumstances by the CompuServe Merger Agreement, WorldCom is obligated under the AOL Agreement to pay AOL one-half of such fee.

  ANS provides Internet access to AOL and to AOL's subscribers in the United States and Canada and also designs, develops and operates high performance wide-area networks for business, research, education and governmental organizations.

  A copy of the AOL Agreement is attached as Exhibit 2.4 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) and incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the AOL Agreement.

                                 THE BFP MERGER

  WorldCom entered into an Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "BFP Merger Agreement") with Brooks Fiber Properties, Inc. ("BFP") and a wholly-owned acquisition subsidiary of WorldCom, providing for the merger of such WorldCom subsidiary with and into BFP (the "BFP Merger"). In the BFP Merger, each share of common stock, par value $.01, of BFP (the "BFP Common Stock") will be converted into a fraction of a share of WorldCom Common Stock equal to the BFP Exchange Ratio. The "BFP Exchange Ratio" will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty-day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $35.15, the BFP Exchange Ratio will equal 1.65; (ii) if such average trading price is greater than or equal to $31.35 but less than $35.15, the BFP Exchange Ratio will equal a fraction determined by dividing $58.00 by such average trading price; and (iii) if such average trading price is less than $31.35, the BFP Exchange Ratio will equal 1.85. Based on (i) BFP common stock outstanding as of December 23, 1997 (including an estimated 73,000 shares that will be issuable immediately prior to the effective time of the BFP Merger pursuant to an employee stock purchase plan) and (ii) assumed BFP Exchange Ratios of 1.65 and 1.85, approximately 64,729,280 shares and 72,575,253 shares, respectively, of WorldCom Common Stock will be issued in the BFP Merger. In addition, outstanding warrants and options to purchase shares of BFP Common Stock would be converted in the BFP Merger to warrants and options to acquire an aggregate of approximately 4,634,777 shares and 5,196,569 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the BFP Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as if they had exercised prior to the BFP Merger, at the same aggregate exercise price. The BFP Merger has been structured to qualify as a pooling of interests. Consummation of the BFP Merger is subject to the fulfillment of a number of conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act and the receipt of other required regulatory approvals (which condition has been satisfied), and the absence of certain material adverse changes. Consummation of the BFP Merger is also subject to the approval and adoption of the BFP Merger Agreement by the stockholders of BFP. The BFP Merger Agreement may be terminated if the effective time has not occurred on or before March 31, 1998 and under certain other circumstances. Termination of the BFP Merger Agreement by WorldCom or BFP under certain circumstances will require one party to make a $40 million payment to the other party. Each of BFP's directors has agreed to vote his or her beneficially owned shares of BFP stock in favor of the BFP Merger Agreement. The closing of the BFP Merger is expected to occur on or about January 29, 1998, provided that the conditions to the BFP Merger are then fulfilled or waived.

  In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. James C. Allen) for election as a director of WorldCom following the effective time of the BFP Merger. Mr. Allen has been Vice Chairman and Chief Executive Officer and a director of BFP since its inception in November 1993. See "Management of WorldCom Following the MCI/WorldCom Merger."

  BFP has three issues of public debt outstanding: $425 million aggregate principal amount of 10 7/8% Senior Discount Notes Due 2006, which were issued on February 26, 1996 (the "1996A Notes"), $400 million aggregate principal amount of 11 7/8% Senior Discount Notes Due 2006, which were issued on November 7, 1996 (the "1996B Notes"), and $250 million aggregate principal amount of 10% Senior Notes Due 2007, which were issued on May 29, 1997 (the "1997 Notes," and together with the 1996A Notes and the 1996B Notes, the "BFP Notes"). Pursuant to the terms of the 1996A Notes and the 1996B Notes, cash interest is not payable until March 1, 2001, with respect to the 1996A Notes, and May 1, 2002, with respect to the 1996B Notes. As of September 30, 1997, the indebtedness under the BFP Notes (accreted in the case of the 1996A Notes and 1996B Notes) totaled $796.1 million.

  Pursuant to the terms of the Indentures governing the terms of the BFP Notes, if the BFP Merger is consummated, BFP will be required to give each holder of the BFP Notes the option to have BFP repurchase such holder's BFP Notes, for cash, at 101% of the accreted value, in the case of the 1996A and 1996B Notes, or at 101% of the principal amount plus accrued interest, in the case of the 1997 Notes, on the date of such repurchase. Such offer to purchase must generally be made to the holders of the BFP Notes within 30 days of the effective time of the BFP Merger with all cash payments completed within approximately 60 days of such offer. WorldCom believes that such repurchase can be made by BFP, together with WorldCom, after consummation of the BFP Merger without materially adversely affecting the financial condition of the combined company.

  BFP has a $250 million senior secured revolving credit facility which has a provision which requires BFP to prepay the loan in full upon a change of control (which includes the BFP Merger) unless (1) BFP gives notice to the lenders at least 30 days prior to the occurrence of the change of control and
(2) a majority of lenders do not request that all outstanding loans under the credit facility be paid in full. As of December 22, 1997, approximately $75 million was drawn under the credit facility. BFP does not expect any material financial implication to the combined company if the credit facility is terminated.

  The BFP indentures and credit agreement contain certain covenants which, among other things, restrict BFP's ability to incur additional debt, create liens, enter into sale-leaseback transactions, pay dividends (including to WorldCom subsequent to the BFP Merger), make certain restricted payments and enter into transactions with affiliates.

  The following information concerning BFP has been prepared on the basis of information filed by BFP with the Commission.

  BFP, founded in November 1993, is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers ("IXCs"), ISPs, wireless carriers and business, government and institutional end users with an alternative to the ILECs for a broad array of high quality voice, data, video transport and other telecommunications services. BFP has assembled an experienced management, sales and operations team with extensive experience and strong contacts within the telecommunications industry.

  BFP's goal is to become the primary full-service provider of competitive local telecommunications services to its customers in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of BFP's strategy include targeting selected U.S. markets with an emphasis on second- and third-tier markets, aggressively pursuing switched services opportunities, further building out its existing systems and expanding its service offerings. As of September 30, 1997, BFP had networks in operation or under construction in a total of 44 U.S. cities, as follows:

                                                                                  OTHER CLEC
                                                                                NETWORKS IN CITY
                                                                                ----------------
                                                                          CURRENT            ANNOUNCED
                                                                          -------            ---------

 EASTERN REGION
   Springfield, Massachusetts  . . . . . . . . . . . . . . . .               0                   0
   Providence, Rhode Island  . . . . . . . . . . . . . . . . .               1                   0
   Hartford, Connecticut(3)(4) . . . . . . . . . . . . . . . .               3                   0
   Grand Rapids, Michigan  . . . . . . . . . . . . . . . . . .               0                   1
   Lansing, Michigan . . . . . . . . . . . . . . . . . . . . .               0                   1
   Traverse City, Michigan . . . . . . . . . . . . . . . . . .               0                   0
   Toledo, Ohio  . . . . . . . . . . . . . . . . . . . . . . .               1                   0
   White Plains, New York(3) . . . . . . . . . . . . . . . . .               1                   0
   Stamford, Connecticut(3)  . . . . . . . . . . . . . . . . .               2                   1
   Long Island, New York(1)(3) . . . . . . . . . . . . . . . .               3                   2
   Portland, Maine(1)(2) . . . . . . . . . . . . . . . . . . .               0                   1
   Nashua, New Hampshire(1)(2) . . . . . . . . . . . . . . . .               1                   0
   Manchester, New Hampshire(1)(2) . . . . . . . . . . . . . .               0                   1
 CENTRAL REGION
   Oklahoma City, Oklahoma . . . . . . . . . . . . . . . . . .               2                   1

   Tulsa, Oklahoma . . . . . . . . . . . . . . . . . . . . . .               1                   1
   Little Rock, Arkansas . . . . . . . . . . . . . . . . . . .               3                   0
   Tucson, Arizona . . . . . . . . . . . . . . . . . . . . . .               2                   0
   Albuquerque, New Mexico . . . . . . . . . . . . . . . . . .               2                   0
   Knoxville, Tennessee  . . . . . . . . . . . . . . . . . . .               0                   2
   Jackson, Mississippi  . . . . . . . . . . . . . . . . . . .               1                   1
   Kansas City, Missouri . . . . . . . . . . . . . . . . . . .               3                   0
   Springfield, Missouri(1)  . . . . . . . . . . . . . . . . .               1                   1
   Minneapolis, Minnesota(1)(3)(4) . . . . . . . . . . . . . .               2                   2
   St. Paul, Minnesota(1)(3)(4)  . . . . . . . . . . . . . . .               0                   1
   Austin, Texas . . . . . . . . . . . . . . . . . . . . . . .               2                   1
   Dallas, Texas(3)(4) . . . . . . . . . . . . . . . . . . . .               4                   1
   Fort Worth, Texas . . . . . . . . . . . . . . . . . . . . .               2                   0
   San Antonio, Texas(4) . . . . . . . . . . . . . . . . . . .               2                   1
   Corpus Christi, Texas(1)  . . . . . . . . . . . . . . . . .               2                   0
   Houston, Texas(3)(4)  . . . . . . . . . . . . . . . . . . .               4                   0
   Waco, Texas(1)  . . . . . . . . . . . . . . . . . . . . . .               0                   0
 WESTERN REGION
   Sacramento, California  . . . . . . . . . . . . . . . . . .               3                   2
   San Jose, California(3) . . . . . . . . . . . . . . . . . .               3                   0
   Sunnyvale, California . . . . . . . . . . . . . . . . . . .               3                   0
   Santa Clara, California . . . . . . . . . . . . . . . . . .               3                   0
   Stockton, California  . . . . . . . . . . . . . . . . . . .               0                   0
   Fresno, California  . . . . . . . . . . . . . . . . . . . .               1                   0
   Bakersfield, California . . . . . . . . . . . . . . . . . .               1                   0
   Milpitas, California  . . . . . . . . . . . . . . . . . . .               3                   0
   Palo Alto, California . . . . . . . . . . . . . . . . . . .               3                   0
   Salt Lake City, Utah  . . . . . . . . . . . . . . . . . . .               3                   1
   San Mateo, California(1)  . . . . . . . . . . . . . . . . .               2                   0
   Reno, Nevada  . . . . . . . . . . . . . . . . . . . . . . .               0                   0
   San Francisco and Los Angeles, California(3)(4)(5)  . . . .              N/A                 N/A

------------
(1)     Networks under construction.
(2)     Majority-owned joint venture.
(3)     City where WorldCom has a network.
(4)     City where MCImetro has a network.
(5)     Facilities management operations.

  As of September 30, 1997, BFP had a total of 28 digital telephone switches installed serving a total of 33 of its operating networks, collocation in a total of 121 ILEC central offices and a total of 2,177 route miles of optical fiber cable installed, 1,041,275 voice grade equivalent ("VGE") circuits in service, 80,019 CLEC lines installed and 1,667 on-net and 2,202 off-net buildings connected. BFP's annualized revenues, based on the revenues for the quarter ended September 30, 1997, are $143.1 million, as compared with total revenues in 1996, 1995 and 1994, BFP's first full year of operation, of $45.6 million, $14.2 million and $2.8 million, respectively.

                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Information about Directors and Executive Officers

  The directors and executive officers of WorldCom are: Carl J. Aycock (Director), Max E. Bobbitt (Director), Bernard J. Ebbers (Director, Chairman, President and Chief Executive Officer), Francesco Galesi (Director), Richard R. Jaros (Director), Stiles A. Kellett, Jr. (Director), David C. McCourt (Director), John A. Porter (Director), John W. Sidgmore (Director, Vice Chairman of the Board and Chief Operations Officer), Scott D. Sullivan (Director, Chief Financial Officer and Secretary) and Lawrence C. Tucker (Director). In September 1997, Mr.

McCourt became Chairman and Chief Executive Officer of Cable Michigan, Inc. a cable television company, Chairman and Chief Executive Officer of RCN Corporation, a telecommunications company, and Chairman of the Board and Chief Executive Officer of Commonwealth Telephone Enterprises, Inc. (formerly known as C-TEC Corporation), a telecommunications company.

  The Audit Committee of the WorldCom Board consists of Max E. Bobbitt (Chairman), Francesco Galesi, David C. McCourt and Richard R. Jaros. The Compensation and Stock Option Committee of the WorldCom Board of Directors consists of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Lawrence C. Tucker. The Nominating Committee of the WorldCom Board consists of John A. Porter (Chairman), Carl J. Aycock and Richard R. Jaros.

  In the fourth quarter of 1997, Mr. Ebbers and Mr. Sullivan received payments of $13.0 million and $3.5 million, respectively, pursuant to the WorldCom Performance Bonus Plan approved by WorldCom shareholders on May 22, 1997.

Security Ownership of Management and Principal Shareholders

  As of January 20, 1998, the following persons, individually or as a group, were known to WorldCom to be deemed to be the beneficial owners of more than five percent of the issued and outstanding WorldCom Common Stock, each of which persons has sole voting and investment power over such WorldCom Common Stock, except as set forth in the footnotes hereto:

                                                                                AMOUNT AND
                              NAME AND ADDRESS OF                           NATURE OF EXISTING                    PERCENT
                                BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP(1)                 OF CLASS(1)
                           --------------------------                     ---------------------------             -----------

                           FMR Corp  . . . . . . . . . . . . . .              70,566,021(2)                           7.7%
                             82 Devonshire Street
                             Boston, Massachusetts 02104

---------
(1) Based upon 910,348,124 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after January 20, 1998.

(2) Based upon shares owned as of March 6, 1997, as provided by FMR Corp., including 60,322,566 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 9,390,385 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 853,070 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-United States investment companies.

   The number of shares beneficially owned by Fidelity includes 4,301,357 shares issuable upon conversion of WorldCom Series A Preferred Stock. The number of shares beneficially owned by Fidelity Management Trust Company includes 267,839 shares issuable upon conversion of WorldCom Series A Preferred Stock. FMR Corp. has sole voting power with respect to 5,627,963 shares and sole dispositive power with respect to 69,712,951 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

  The following table sets forth the beneficial ownership of WorldCom Common Stock and WorldCom Series B Preferred Stock, as of January 20, 1998, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of WorldCom. No person listed on the following table is the beneficial owner of any shares of WorldCom Series A Preferred Stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.

                                                                                                   PERCENT
                                                                       NUMBER OF SHARES            -------
                         NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)        OF CLASS(1)
             -----------------------------------------------         ---------------------        -----------

             Carl J. Aycock  . . . . . . . . . . . . . . . . . .           707,838(2)                 *
             Max E. Bobbitt  . . . . . . . . . . . . . . . . . .           256,292(3)                 *
             Bernard J. Ebbers . . . . . . . . . . . . . . . . .        16,919,993(4)                1.9%
             Francesco Galesi  . . . . . . . . . . . . . . . . .         3,522,108(5)                 *
             Richard R. Jaros  . . . . . . . . . . . . . . . . .           701,536(6)                 *
             Stiles A. Kellett, Jr . . . . . . . . . . . . . . .         4,020,816(7)                 *
             David C. McCourt  . . . . . . . . . . . . . . . . .           824,423(8)                 *
             John A. Porter  . . . . . . . . . . . . . . . . . .         4,668,053(9)                 *
             John W. Sidgmore  . . . . . . . . . . . . . . . . .        3,469,968(10)                 *
             Scott D. Sullivan . . . . . . . . . . . . . . . . .          436,904(11)                 *
             Lawrence C. Tucker  . . . . . . . . . . . . . . . .        3,170,096(12)                 *
             All Directors and Current Executive Officers as a
                Group (11 persons) . . . . . . . . . . . . . . .       38,698,027(13)                4.2%

---------
  *  Less than one percent.

   (1) Based upon 910,348,124 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after January 20, 1998.

   (2) Includes 5,576 shares owned by Mr. Aycock's spouse; 73,048 shares purchasable upon exercise of options; and 3,312 shares held as custodian for children.

   (3) Includes 38,512 shares purchasable upon exercise of options; and 108,890 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

   (4) Includes 36,432 shares held as custodian for children; 2,875,696 shares purchasable upon exercise of options; and 855,448 shares owned by Linda Ebbers, as to which Mr. Ebbers has voting power.

   (5) Consists of 3,483,596 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 38,512 shares purchasable upon exercise of options.

   (6) Includes 6,449 shares issuable upon conversion of WorldCom Series B Preferred Stock; 5,000 shares purchasable upon exercise of options; and 15,930 shares held as custodian for Mr. Jaros' children, as to which Mr. Jaros disclaims beneficial ownership.

   (7) Includes 16,000 shares owned by Mr. Kellett's spouse; 900,000 shares owned by a family partnership; and 90,316 shares purchasable upon exercise of options.

   (8) Includes 95 shares issuable upon conversion of WorldCom Series B Preferred Stock; and 5,000 shares purchasable upon exercise of options.

   (9) Includes 167,578 shares held as custodian or trustee for minor children; 73,048 shares purchasable upon exercise of options; 218,000 shares owned by Mr. Porter's spouse, as to which beneficial ownership is disclaimed; 85,812 shares held in trust for a son of majority age, as to which beneficial ownership is also disclaimed; 5,700 shares held in a trust of which Mr. Porter is trustee with sole voting and dispositive power; and 3,250 shares held in trust for employees of Mr. Porter.

  (10) Includes 368,704 shares purchasable upon exercise of options; and 12,502 shares held in a trust of which Mr. Sidgmore is sole trustee with sole voting and dispositive power.

  (11)  Includes 433,333 shares purchasable upon exercise of options.

  (12) A total of 3,131,828 of these shares are beneficially owned by The 1818 Fund, L.P., and The 1818 Fund II, L.P. (collectively, "The 1818 Funds"). Mr. Tucker is the general and managing partner of The 1818 Funds and Mr. Tucker, as a general partner of Brown Brothers Harriman & Co., shares voting and investment power with respect to such securities. Also includes 38,268 shares purchasable upon exercise of options.

  (13) Includes 4,045,981 shares purchasable upon exercise of options or conversion of WorldCom Series B Preferred Stock.

Information Regarding Stephen M. Case

  The AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the WorldCom Board. Mr. Case has made such request. Mr. Case, a co-founder of AOL, has been Chairman of the Board of Directors of AOL since October 1995, Chief Executive Officer of AOL since April 1993 and a director of AOL since September 1992. Mr. Case has served as President of AOL since July 1996 and served previously as President from January 1991 to February 1996. Previously, he served as Executive Vice President of AOL from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987.

  AOL and WorldCom and/or certain of its subsidiaries are currently parties to certain agreements regarding the provision of dial-up and leased line access to AOL. In addition, as described under "The AOL Transaction," AOL and WorldCom and/or certain of its subsidiaries will enter into a Master Agreement for Data Communications and a Network Services Agreement upon the closing of the AOL Transaction. Expenditures by AOL under all of such agreements during the twelve month period commencing as of the closing of the AOL Transaction is anticipated to exceed $400 million. Actual results may vary materially from such expectation. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." To the best of WorldCom's knowledge, neither Mr. Case nor AOL has since January 1, 1994 had any transaction with WorldCom or any of its subsidiaries that would require disclosure under the rules and regulations of the Commission applicable to the CompuServe Merger, except as described herein. See "The AOL Transaction" and "Management of WorldCom Following the MCI/WorldCom Merger."

Information Regarding James C. Allen

  In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. James C. Allen) for election as a director of WorldCom following the effective time of the BFP Merger. Mr. Allen has been Vice Chairman and Chief Executive Officer and a director of BFP since its inception in November 1993. Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of BFP, from April 1993 until it was merged with BFP in January 1996; prior thereto, he was Chief Operating Officer and Chief Financial Officer of David Lipscomb University. Since January 1, 1994, Mr. Allen has not had any transactions with WorldCom or any of its subsidiaries that would require disclosure under the rules and regulations of the Commission applicable to the CompuServe Merger, except as described herein. See "The BFP Merger" and "Management of WorldCom Following the MCI/WorldCom Merger."

  The BFP Merger will result in the vesting of Mr. Allen's 66,667 shares of BFP stock options exercisable at $12.50 per share. In addition, BFP entered into a Change of Control Severance Agreement with Mr. Allen as of April 8, 1997. The agreement generally provides that if Mr. Allen's employment is terminated, within a three year period, following a change in control of BFP for any reason other than for death, disability or cause or by Mr. Allen for "good reason" (including changes in status, office, title or reporting requirements, other than any change which is inherent in the BFP Merger, and/or compensation or geographic location), Mr. Allen would be paid an amount equal to the product of the sum of Mr. Allen's annual base salary rate and annual bonus target in effect on the date of termination and a "termination multiplier" (which, in the event of a termination of Mr. Allen occurring within the first eighteen months following any change in control, would be three, and, in the event of a termination at any time thereafter during said three year period would be a fraction the numerator of which would be the days remaining in said three year period and the denominator of which would be 365). In 1997, Mr. Allen's annual base salary rate was $375,000, and his annual bonus target was $281,000. In addition, if any payment to Mr. Allen would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such tax, Mr. Allen would also be entitled to receive an additional payment (net of income and excise taxes) to compensate him for such tax, interest or penalties. In the event of a termination occurring within the first eighteen months following the effective time of the BFP Merger, the surviving corporation in the BFP Merger would be obligated to continue Mr. Allen's medical insurance benefits for a three year period following termination and, in the event of a termination thereafter during said three year period, would be obligated to continue such benefits until the end of said three year period. Under the terms of the Change of Control Severance Agreement, BFP has agreed to require the surviving corporation in the BFP Merger to expressly assume and agree to perform said agreement. The Change of Control Severance Agreement contains non-competition and non-solicitation provisions binding on Mr. Allen in the event of payment of benefits thereunder until the sooner to occur of (i) the end of the eighteen month period following the date of termination or (ii) the end of such three year period.

            MANAGEMENT OF WORLDCOM FOLLOWING THE MCI/WORLDCOM MERGER

General

  Pursuant to the terms of the MCI/WorldCom Merger Agreement, WorldCom has agreed to cause the WorldCom Board of Directors as of the MCI/WorldCom Effective Time to consist of fifteen members, which shall consist of eight members designated by WorldCom from among directors of WorldCom, five members designated by MCI from among directors of MCI, and two additional members designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party are required to be reasonably acceptable to the other party. As of the date hereof, the WorldCom Board is comprised of 11 directors. As of the date hereof, other than Messrs. Roberts, Ebbers, Sidgmore, Taylor and Sullivan, neither WorldCom nor MCI had designated the persons to serve as directors after the MCI/WorldCom Effective Time. Additionally, the AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the WorldCom Board. Mr. Case has made such request. See "Management and Principal Shareholders -- Information Regarding Stephen M. Case." Further, in connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. James C. Allen, Vice Chairman and Chief Executive Officer of BFP) for election as a director of WorldCom following the effective time of the BFP Merger. See "Management and Principal Shareholders -- Information Regarding James C. Allen." If, prior to the MCI/WorldCom Effective Time, any of the persons named by either WorldCom or MCI to serve on the MCI WorldCom Board of Directors as of the MCI/WorldCom effective time declines or is unable to serve as a director, the party that designated such individual may name a replacement to become a director. The directors of MCI WorldCom will be elected annually. See "Management and Principal Shareholders" for certain information regarding the current management of WorldCom.

  Neither of the two director designees of MCI beneficially owned any shares of WorldCom Common Stock as of the date hereof. As of November 30, 1997, neither Mr. Allen nor Mr. Case beneficially owned any shares of WorldCom Common Stock. As of such date, Mr. Allen beneficially owned 319,885 shares of BFP Common Stock which, based on assumed BFP exchange ratios of 1.65 and 1.85 (the minimum and maximum possible exchange ratios, respectively), would be converted into the right to receive 527,810 shares and 591,787 shares, respectively, of WorldCom Common Stock as a result of the BFP Merger. Additional information about such potential director designees is contained under the captions "Management and Principal Shareholders" as well as the WorldCom 1996 Form 10-K and WorldCom's Current Report on Form 8-K/A-2 filed of even date herewith. See "Management and Principal Shareholders--Information Regarding Stephen M. Case" and "--Information Regarding James C. Allen" for additional information regarding such individuals.

  For additional information concerning certain interests of directors of MCI and WorldCom in the MCI/WorldCom Merger and certain transactions between WorldCom and MCI, see "The MCI/WorldCom Merger--Interests of Certain Persons in the MCI/WorldCom Merger," "--Management After the MCI/WorldCom Merger," and "--Certain Related Transactions."

Compensation of Directors

  WorldCom's directors are currently paid fees of $22,500 per year and $1,000 per meeting of the WorldCom Board plus certain expenses. Committee members are currently paid a fee of $750 for any committee meeting on the same day as a WorldCom Board meeting and $1,000 for any other committee meeting, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

  Pursuant to WorldCom's Third Amended and Restated 1990 Stock Option Plan, each non-employee director receives annually a non-discretionary grant of options to purchase 5,000 shares of WorldCom Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant, (b) three months following retirement, (c) 12 months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the date of consummation of a specified change in control transaction, defined generally to include the dissolution or liquidation of WorldCom, a reorganization, merger or consolidation of WorldCom in which WorldCom is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of WorldCom to another entity. The exercise price may be paid in cash or, in the discretion of the committee which administers the plan, WorldCom Common Stock. In the discretion of such committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

Executive Officers

  WorldCom has agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed between the parties. Pursuant to the MCI/WorldCom Merger Agreement, Bernard J. Ebbers will be the President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom International, responsible for all strategy, operations and ventures outside of the U.S.; Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. communications operating subsidiary. The U.S. operating subsidiary will be responsible for the communications business in the United States, including all sales and marketing, customer service, product development, and network operations. John W. Sidgmore, currently Vice Chairman and Chief Operations Officer of WorldCom, will become President and Chief Executive Officer of Internet & Technology, responsible for information technology (IT) services, including MCI Systemhouse, architecture, design, and planning for the global network, and managing MCI WorldCom's largest commercial Internet relationships; and Scott D. Sullivan will continue to serve as Chief Financial Officer of MCI WorldCom.

  Additional information about the persons referred to in the preceding paragraph follows:

  Bert C. Roberts, Jr., age 55, has been Chairman of the Board of MCI since June 1992. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation ("MCIT") from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a non-executive director of BT since October 1994; and a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since 1995.

  Bernard J. Ebbers, age 56, has been President and Chief Executive Officer of WorldCom since April 1985. Mr. Ebbers has served as director of WorldCom since 1983.

  Gerald H. Taylor, age 56, has been Chief Executive Officer of MCI since November 1996. He has been Vice Chairman of MCIT since July 1995. He was President and Chief Operating Officer of MCI from July 1994 to November 1996 and President and Chief Operating Officer of MCIT from April 1994 to July 1995. He was an Executive Vice President and Group Executive of MCIT from September 1993 to April 1994. He was an Executive Vice President of MCIT, serving as President, Consumer Markets, from November 1990 to September 1993. Mr. Taylor has been a director of MCI since September 1994 and was a non-executive director of BT from November 1996 to November 1997.

  Timothy F. Price, age 44, has been President and Chief Operating Officer of MCI since November 1996. He has been President and Chief Operating Officer of MCIT since July 1995. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President, Consumer Markets, from November 1990 to July 1992.

  John W. Sidgmore, age 46, serves as Vice Chairman of the Board and Chief Operations Officer of WorldCom. Mr. Sidgmore has been a director of WorldCom since the MFS Merger and has served as a director of MFS since August 1996. Mr. Sidgmore was President and Chief Operating Officer of MFS from August 1996 until the MFS Merger and has been Chief Executive Officer and a director of UUNET from June 1994 to the present. Mr. Sidgmore has also held the position of President of UUNET from June 1994 to August 1996 and from January 1997 to the present. From 1989 to 1994, he was President and Chief Executive Officer of CSC Intelicom, a telecommunications software company. Mr. Sidgmore is a director of Saville Systems PLC and EarthLink Network, Inc.

  Scott D. Sullivan, age 36, serves as Chief Financial Officer and Secretary of WorldCom. From the time of the merger of WorldCom with Advanced Telecommunications Corporation in December 1992 until December 1994, Mr. Sullivan served as Vice President and Assistant Treasurer of WorldCom. From 1989 until 1992, Mr. Sullivan served as an executive officer of two long-distance companies, including Advanced Telecommunications Corporation. From 1983 to 1989, Mr. Sullivan served in various capacities with KPMG Peat Marwick LLP. Mr. Sullivan has served as a director of WorldCom since March 1996.

  Additional information about such persons is contained under the captions "The MCI/WorldCom Merger -- Business, Management and Principal Stockholders of MCI" and "Management and Principal Shareholders." See "The MCI/WorldCom Merger -- Interests of Certain Persons in the MCI/WorldCom Merger" and "--Management After the MCI/WorldCom Merger" for a description of certain interests of MCI and WorldCom executive officers in the MCI/WorldCom Merger. For additional information regarding the executive officers of MCI, see WorldCom's Current Report on Form 8-K/A-2 filed of even date herewith. For additional information regarding the executive officers of WorldCom, see the WorldCom 1996 Form 10-K.

  For information concerning the compensation paid to the chief executive officer and certain other executive officers of each of WorldCom and MCI for the 1996 fiscal year, see the WorldCom 1996 Annual Report on Form 10-K and WorldCom's Current Report on Form 8-K/A-2 filed of even date herewith.

Compensation of Executive Officers

  WorldCom relies on the Compensation and Stock Option Committee of the WorldCom Board (the "Compensation Committee") to recommend the form and amount of compensation of its executive officers. It is anticipated that, when the Compensation Committee meets to determine such compensation after the MCI/WorldCom Closing Date, the Compensation Committee will evaluate its policies designed to attract, motivate, reward and retain executives with the skills, experience and talents required to promote the short-term and long-





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

term performance and growth of WorldCom. Historically, WorldCom's executive compensation has had three elements: base salary, annual incentive compensation and long-term incentive compensation.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):

  (i) certain statements, including possible or assumed future results of operations of WorldCom, MCI, CompuServe, BFP, ANS and the combined companies contained in "Risk Factors," "The MCI/WorldCom Merger--Effects of the MCI/WorldCom Merger; Estimated Synergies" and "Management and Principal Shareholders--Information Regarding Stephen M. Case," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by WorldCom and MCI, including any statements contained herein or therein regarding the development of possible or assumed future results of operations of WorldCom's and MCI's businesses, the markets for WorldCom's and MCI's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction or the BFP Merger;

  (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

  (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors." Potential purchasers of WorldCom Common Stock are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

  The independent public accountants for WorldCom have not examined or compiled the accompanying forward-looking statements or any forecasts or other projections referred to herein and, accordingly, do not provide any assurance with respect to such statements.

  The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or MCI or persons acting on its or their behalf. WorldCom does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

  Potential purchasers of WorldCom securities should consider carefully all of the information contained in this Form 8-K/A, including the following factors:

RISKS RELATED TO THE MCI/WORLDCOM MERGER AND OTHER ACQUISITIONS

Uncertainties in Integrating the Acquired Companies and Achieving Cost Savings

  WorldCom has entered into the MCI/WorldCom Merger Agreement, the BFP Merger, the CompuServe Merger Agreement and the AOL Agreement, in each case with the expectation that the transactions will result in certain benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. See "The MCI/WorldCom Merger--Effects of the MCI/WorldCom Merger; Estimated Synergies." Achieving the benefits of the MCI/WorldCom Merger (which would be significantly larger than previous acquisitions completed by WorldCom), the BFP Merger, the CompuServe Merger and the AOL Transaction, will





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
depend in part upon the integration of the businesses of WorldCom together with MCI, BFP, CompuServe and ANS, in an efficient manner, and there can be no assurance that this will occur. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration processes could have a material adverse effect on the revenues, levels of expenses and operating results of the combined companies. There can be no assurance that the combined companies will realize any of the anticipated benefits of the CompuServe Merger, the MCI/WorldCom Merger, the BFP Merger or the AOL Transaction. For a discussion of other factors and assumptions related to the synergy estimates, see "The MCI/WorldCom Merger--Effects of the MCI/WorldCom Merger; Estimated Synergies."

Necessity of Receiving Governmental Approvals Prior to the MCI/WorldCom Merger; Risks Associated with Failure to Obtain Approvals of Certain Governmental Authorities

  The consummation of the MCI/WorldCom Merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act of 1976, and confirmation from the Commission of the European Communities (the "European Commission") by way of a decision under Council Regulation 4064/89 (the "Merger Control Regulation") that the MCI/WorldCom Merger does not create or strengthen a dominant position as a result of which competition would be significantly impeded in the European common market. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement, relating primarily to the FCC and state PUCs, must be made and received prior to consummation of the MCI/WorldCom Merger. There can be no assurance that such authorizations, approvals or decisions will be granted, or, if granted will not contain certain material conditions or restrictions, that an injunction will not be issued before or after receipt of MCI and WorldCom shareholder approval by a court of competent jurisdiction enjoining the consummation of the MCI/WorldCom Merger or that a challenge to the MCI/WorldCom Merger on the grounds that it is not compatible with the European common market will not be made, or if a challenge is made, what the result will be.

  Consummation of the MCI/WorldCom Merger is subject to additional approvals from certain governmental authorities. If such approvals have not been received at such time as all other material conditions to the MCI/WorldCom Merger have been satisfied or waived, MCI and WorldCom may nonetheless determine to consummate the MCI/WorldCom Merger. Although MCI and WorldCom are seeking such approvals, it is uncertain whether such approvals will be timely received from, among others, every jurisdiction in which MCI and WorldCom are authorized to do business. If MCI and WorldCom determine to consummate the MCI/WorldCom Merger without having received all such approvals, no assurance can be given that any resulting loss of business would not have a material adverse effect on the businesses, prospects, financial condition or results of operations of WorldCom and MCI on a combined basis. See "The MCI/WorldCom Merger -- Certain Regulatory Filings and Approvals."

The Effect of Stock Price Fluctuations

  The relative stock prices of WorldCom Common Stock in the future may vary significantly from the prices as of the date hereof. These variances may be due to changes in the businesses, operations, results and prospects of WorldCom, as well as MCI, BFP, CompuServe and ANS, market assessments of the likelihood that the CompuServe Merger, the MCI/WorldCom Merger, the BFP Merger and the AOL Transaction will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to any of the combined companies by regulatory agencies in connection with or following consummation of the CompuServe Merger, the MCI/WorldCom Merger, the BFP Merger or the AOL Transaction, general market and economic conditions, and other factors. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of WorldCom Common Stock.





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
RISKS RELATING TO THE BUSINESSES AND OPERATIONS OF THE COMBINED COMPANIES

Debt Service, Interest Rate Fluctuations, Other Restrictive Covenants and Capital Spending

  In connection with the MCI/WorldCom Merger, WorldCom has agreed to pay BT $51.00 in cash without interest for each share of MCI Class A Common Stock it owns, or approximately $7 billion in the aggregate. Additionally, WorldCom has paid BT fees of $465 million. See "The MCI/WorldCom Merger--The BT Agreement." WorldCom expects to fund this commitment through a combination of bank and bond financing and believes that the indebtedness incurred in connection with WorldCom's proposed acquisitions may have an effect on WorldCom's credit rating. Increases in interest rates on WorldCom's debt would have an adverse effect upon WorldCom's reported net income and cash flow. WorldCom believes that the combined operations of WorldCom, MCI, CompuServe, ANS and BFP would generate sufficient cash flow to service WorldCom's debt and capital requirements upon consummation of the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction and the BFP Merger; however, economic downturns, increased interest rates and other adverse developments, including factors beyond WorldCom's control, could impair its ability to service its indebtedness. In addition, the cash flow required to service WorldCom's debt may reduce its ability to fund internal growth, additional acquisitions and capital improvements.

  The development of the businesses of the combined companies (including MCI, CompuServe, ANS and BFP) and the installation and expansion of their domestic and international networks would continue to require significant capital expenditures. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require the combined companies to delay or abandon some of their plans, which could have a material adverse effect on the success of the proposed mergers and the combined companies.

Acquisition Integration

  A major portion of WorldCom's growth in recent years has resulted from acquisitions, which involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by WorldCom's management, while WorldCom continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness as a result of the acquisition and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute the economic interests of existing shareholders. In carrying out its acquisition strategy, WorldCom attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there can be no assurance that it will be successful in doing so. Nor can there be any assurance that WorldCom will be successful in identifying attractive acquisition candidates or completing additional acquisitions on favorable terms.

Risks of International Business

  WorldCom and MCI derive substantial revenues from providing international communications services to United States commercial and carrier customers. Such operations are subject to certain risks such as changes in United States or foreign government regulatory policies, disruption, suspension or termination of operating agreements, carrier alliances and currency fluctuations. In particular, WorldCom's and MCI's revenues and costs of sales are sensitive to changes in international settlement rates and international traffic routing patterns. The rates that WorldCom and MCI can charge their customers for international services may decrease in the future due to the entry of new carriers with substantial resources, aggressiveness on the part of new or existing carriers, the widespread resale of international private lines to provide switched voice services, the provision of international services via non-traditional means including the Internet, the consummation of mergers, joint ventures and alliances among large international carriers that facilitate targeted pricing and cost reductions, and the rapid growth of international circuit capacity due to the deployment of new undersea fiber optic cables and new high capacity satellite systems in the Atlantic, Pacific and Indian Ocean regions.

Risks of Overseas Business Operations

  WorldCom and MCI derive substantial revenues from providing services to customers in overseas locations, particularly the United Kingdom, Germany and Mexico. Such operations are subject to certain risks such as changes in the legal and regulatory policies of the foreign jurisdiction, local political and economic developments, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, and import and export regulations and other laws and policies of the United States affecting foreign trade, investment and taxation. In addition, in the event of any dispute arising from foreign operations, WorldCom and MCI may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. WorldCom and MCI may also be hindered or prevented from enforcing their rights with respect to foreign governments because of the doctrine of sovereign immunity. There can be no assurance that the laws, regulations or administrative practices of foreign countries relating to WorldCom or MCI's ability to do business in that country will not change. Any such change could have a material adverse effect on the business and financial condition of the combined companies.

Rapid Technological Change; Dependence upon Product Development

  The telecommunications industry is subject to rapid and significant changes in technology. While WorldCom does not believe that, for the foreseeable future, these changes will either materially or adversely affect the continued use of fiber optic cable or materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of the combined companies cannot be predicted.

  The market for the data communications products and services of MCI, UUNET Technologies, Inc. ("UUNET"), CompuServe and ANS, including Internet access and related products, is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the combined companies will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. The combined companies also will be at risk from fundamental changes in the way data communications, including Internet access, services are marketed and delivered. The combined companies' Internet service strategy assumes that the Transmission Control Protocol/Internet Protocol, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocol and transport infrastructure for Internet-related services. Emerging transport alternatives include wireless cable modems and satellite delivery of Internet information; alternative open protocol and proprietary protocol standards have been or are being developed. WorldCom's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that WorldCom will succeed in adapting its data communications services business to alternate access devices, conduits and protocols.

Regulation Risks

  WorldCom's and MCI's operating subsidiaries are subject to varying degrees of federal, state, local and international regulation. In the United States, WorldCom's and MCI's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Each such subsidiary must be separately certified in each state to offer local exchange and intrastate long distance services. No state, however, subjects WorldCom or MCI to price cap or rate of return regulation, nor is WorldCom or MCI currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific terrestrial microwave and satellite earth station facilities which utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of international facilities and services. WorldCom and MCI are also subject to varying degrees of regulation in the foreign jurisdictions in which they conduct business including authorization for the installation and operation of network facilities. Although the trend in federal, state, local and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States and abroad would not have a material adverse effect on WorldCom.





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
  On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecom Act"), which permits the Bell Operating Companies (the "BOCs") to provide domestic and international long distance services to customers located outside of the BOCs' home regions; permits a petitioning BOC to provide domestic and international long distance service to customers within its operating area on a state by state basis upon a finding by the FCC that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there were significant changes in: the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted and, in most instances completed, proceedings addressing the implementation of this legislation.

  In implementing the Telecom Act, the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the incumbent local exchange carriers ("ILECs"), resale of ILECs' retail services, and use of individual and combinations of unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance market. Appeals of the FCC order adopting those rules were consolidated before the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). The Eighth Circuit found constitutional challenges to certain practices implementing cost provisions of the Telecom Act that were ordered by certain state PUCs to be premature, but vacated significant portions of the FCC's nationwide pricing rules, and vacated an FCC rule requiring that unbundled network elements be provided on a combined basis. The Solicitor General, on behalf of the FCC, and certain other parties, including WorldCom and MCI, sought certiorari in the United States Supreme Court. Certain BOCs have also raised constitutional challenges to provisions of the Telecom Act restricting BOCs provision of long distance services, manufacturing of telecommunications equipment, electronic publishing and alarm monitoring services. On December 31, 1997, the United States District Court for the Northern District of Texas ruled that these restrictions violate the Bill of Attainder Clause of the U.S. Constitution. Currently, this decision only applies to SBC Corporation ("SBC"), US WEST Communications Group ("US WEST"), and Bell Atlantic Corporation ("Bell Atlantic"). AT&T Corp. ("AT&T"), MCI, the U.S. Department of Justice and the FCC announced that they will appeal the decision and have sought a stay of the ruling. WorldCom cannot predict either the ultimate outcome of these or future challenges to the Telecom Act, any related appeals of regulatory or court decisions, or the eventual effect on its businesses or the industry in general.

  The FCC has denied applications filed by Ameritech Corporation ("Ameritech"), SBC and BellSouth Corporation ("BellSouth") seeking authority to provide inter-local access transport area ("interLATA") long distance service in Michigan, Oklahoma and South Carolina, respectively. SBC has appealed the FCC's denial of its application to the Eighth Circuit. In its denial of an Ameritech application and a BellSouth application, the FCC provided detailed guidance to applicants regarding the obligations of the applicants, the format of future applications, the content of future applications, and the review standards that it will apply in evaluating any future applications. The National Association of Regulatory Utility Commissioners and several state regulatory commissions have appealed jurisdictional aspects of that Ameritech application denial to the Eighth Circuit. WorldCom cannot predict either the outcome of these appeals, or the BOCs' willingness to abide by these FCC guidelines, or the timing or outcome of future applications submitted to the FCC. Additionally, the FCC is presently considering BellSouth's application for authority to provide interLATA service in Louisiana. Other BOCs have announced their intention to file applications at the FCC for authority to provide interLATA services. WorldCom cannot predict the outcome of these proceedings.

  On May 7, 1997, the FCC announced that it will issue a series of orders that will reform Universal Service Subsidy allocations and adopted various reforms to the existing rate structure for interstate access services provided by the ILECs that are designed to reduce access charges, over time, to more economically efficient levels and rate structures. It also affirmed that information service providers (including, among others, Internet service providers ("ISPs")) should not be subject to existing access charges ("ISP Exemption"). Petitions for reconsideration of, among other things, the access service and ISP Exemption related actions were filed before the FCC and appeals taken to various United States Courts of Appeals. On reconsideration, the FCC in significant part affirmed the access charge and ISP Exemption actions, and the court appeals have been consolidated before the Eighth Circuit. Also, several state agencies have started proceedings to address the reallocation of implicit subsidies contained in





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
access rates and retail service rates to state universal service funds. Access charges are a principal component of the combined companies' telecommunication expense. Additionally, modification of the ISP Exemption could have an adverse effect on the combined companies' Internet-related services business. WorldCom cannot predict either the outcome of these appeals or whether or not the result(s) will have a material impact upon the consolidated financial position or results of operations of the combined companies.

  The FCC issued on December 24, 1996 a Notice of Inquiry to seek comment on whether it should consider various actions relating to interstate information services and the Internet. The FCC recognized that these services and recent technological advances may be constrained by current regulatory practices that have their foundations in traditional circuit switched telecommunications services and technologies. Based upon this and other proceedings, the FCC may permit telecommunications companies, BOCs or others to increase the scope or reduce the cost of their Internet access services. WorldCom cannot predict the effect that the Notice of Inquiry, the Telecom Act or any future legislation, regulation or regulatory changes may have on the consolidated financial position or results of operations of the combined companies.

  In December 1996, the FCC adopted a new policy that makes it easier for United States international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that should have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. In June 1997, in order to comply with United States commitments to the WTO Agreement, the FCC proposed to implement new rules that would liberalize existing policies regarding (i) the services that may be provided by foreign affiliated United States international common carriers, including carriers controlled or more than 25 percent owned by foreign carriers that have market power in their home markets, and (ii) the provision of international switched voice services outside of the traditional settlement rate and proportionate return regimes. The FCC voted on November 25, 1997 to adopt these new rules but has not yet established an effective date for the rules.

  In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that U.S. carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate within the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries, by allowing such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to United States rules.

  Although the FCC's new policies and implementation of the WTO Agreement may result in lower costs to the combined companies, including MCI, to terminate international traffic, there is a risk that the revenues that the combined companies, including MCI, receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of the combined companies, which may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services. Further, many foreign carriers have challenged, in court and at the FCC, the FCC's order adopting mandatory settlement rate benchmarks. If the FCC's settlement rate benchmark order were to be overturned, it would accelerate the full-fledged entry of foreign carriers into the United States and make it far easier for foreign carriers to route international traffic into the United States at low, cost-based termination rates, while United States carriers would continue to have little choice but to route international traffic into most foreign countries at much higher, above cost, settlement rates.





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
Competition

  Virtually every aspect of the telecommunications industry is extremely competitive, and WorldCom expects that competition will intensify in the future. The combined companies (including MCI, CompuServe, ANS and BFP) face significant competition from carriers and other companies with greater market share and financial resources. The combined companies compete domestically with incumbent providers, which have historically dominated local telecommunications, and with long distance carriers, for the provision of long distance services. Sometimes the incumbent provider offers both local and long distance services. The ILECs presently have numerous advantages as a result of their historic monopoly control over local exchanges. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the combined companies. Many of the combined companies' existing and potential competitors have financial, personnel and other resources significantly greater than those of the combined companies. The combined companies also face competition from one or more competitors in every area of their businesses, including competitive access providers operating fiber optic networks, in some cases in conjunction with the local cable television operator. AT&T and Sprint Corporation ("Sprint") have indicated their intention to offer local telecommunications services in major United States markets using their own facilities, including in AT&T's case, the announced acquisition of the facilities and business of Teleport Communications Group, Inc., or by resale of the local exchange carriers' or other providers' services. In addition, the combined companies compete with equipment vendors and installers and telecommunications management companies with respect to certain portions of their businesses.

  Overseas, the combined companies compete with incumbent providers, many of which still have special regulatory status and the exclusive rights to provide certain services, and virtually all of which have historically dominated their local, domestic long distance and international services business. These incumbent providers have numerous advantages, including existing facilities, customer loyalty and substantial financial resources. The combined companies also compete with other service providers, many of which are affiliated with incumbent providers in other countries. Typically, the combined companies must devote extensive resources to obtaining regulatory approvals necessary to operate overseas, and then to obtaining access to and interconnection with the incumbent's network on a non-discriminatory basis.

  The combined companies may also be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity. For example, even though fiber optic networks, such as that of WorldCom, are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by the combined companies. WorldCom cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

  Under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes, in part, the predicate for the BOCs to provide in-region interexchange long distance services, if the constitutionality of the Telecom Act is upheld. The BOCs are currently allowed to offer certain "incidental" long distance service in-region and to offer out-of-region long distance services. Once the BOCs are allowed to offer in-region long distance services, they could be in a position to offer single source local and long distance service similar to that being offered by the combined companies. WorldCom expects that the increased competition made possible by regulatory reform will result in certain additional pricing and margin pressures in the domestic telecommunications services business. Such of the additional pressures as may result from BOC provision of in-region interexchange long distance services may be accelerated if the ruling of the United States District Court for the Northern District of Texas on the constitutionality of the Telecom Act's restrictions is not stayed or ultimately upheld on appeal.

  The combined companies will also compete in offering data communications services, including Internet access and related services. This is also an extremely competitive business. WorldCom expects that competition will continue to intensify in the future. WorldCom believes that the ability of the combined companies to compete successfully in this arena depends on a number of factors, including: industry presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation on the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new





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
products and services by the combined companies and their competitors; the combined companies' ability to support industry standards; and industry and general economic trends. The success of the combined companies will depend heavily upon the combined companies' ability to provide high quality data communication services, including Internet connectivity and value-added Internet services, at competitive prices.

  Major telecommunications companies have expanded their current services to compete fully in offering data communication services, including Internet services, and WorldCom expects additional telecommunications companies to continue to compete in this arena. WorldCom believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies, will also offer data communications services, resulting in even greater competition for the combined companies. Certain companies, including AT&T, GTE Corporation ("GTE"), Intermedia Communications, Inc., Teleport Communications Group and PSINet, Inc., have obtained or expanded their Internet access products and services as a result of acquisitions and strategic investments. Such acquisitions may permit the combined companies' competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. WorldCom expects these acquisitions and strategic investments to increase, thus creating significant new competitors to the combined companies.

  As the combined companies continue to expand data communications operations outside of the United States, the combined companies will be forced to compete with and buy services from incumbent providers, many of which are government-owned and/or still have special regulatory status and the exclusive rights to provide certain essential services. The combined companies will also encounter competition from companies whose operating styles are substantially different from those that they usually encounter. For example, in Europe, WorldCom's subsidiaries compete directly with: (1) telecommunications companies, such as BT, Deutsche Telecom and others; (2) global telecommunications alliances such as Global One (Deutsche Telekom AG, France Telecom and Sprint) and others; and (3) other Internet access providers, such as Demon Internet Limited. Foreign competitors may also possess a better understanding of their local markets and may have better working relationships with, or control of, local telecommunications companies. There can be no assurance that the combined companies can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the combined companies at a serious competitive disadvantage.

Anti-Takeover Provisions

  The WorldCom Second Amended and Restated Articles of Incorporation (the "WorldCom Articles") contain provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing members of the WorldCom Board of Directors or unless certain minimum price, procedural and other requirements are met; (b) restricting aggregate beneficial ownership of the capital stock of WorldCom by foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption; and (c) authorizing WorldCom's Board of Directors to issue preferred stock in one or more classes without any action on the part of shareholders. In addition, WorldCom has entered into the Rights Agreement between WorldCom and The Bank of New York, as Rights Agent, dated as of August 25, 1996, as amended (the "WorldCom Rights Agreement"), which would cause substantial dilution to a person or group that attempts to acquire WorldCom on terms not approved by WorldCom's Board of Directors. Further, the WorldCom Restated Bylaws (a) contain requirements regarding advance notice of nomination of directors by shareholders and (b) restrict the calling of special meetings by shareholders to those owning shares representing not less than 40% of the votes to be cast. These provisions, including the WorldCom Rights Agreement, may have an "anti-takeover" effect.


ITEM 7(c).  EXHIBITS.

  See Exhibit Index.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         WORLDCOM, INC.


Date:  January 27, 1998                  By:     /s/ Scott D. Sullivan
                                            ------------------------------------
                                                 Scott D. Sullivan
                                                 Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT NO.                                        DESCRIPTION
-----------                                        -----------


2.1              Amended and Restated Agreement and Plan of Merger by and among WorldCom, Inc. ("WorldCom"), BV
                 Acquisition, Inc. and Brooks Fiber Properties, Inc. ("BFP"), dated as of October 1, 1997
                 (incorporated herein by reference to Exhibit 2.1 to BFP's Current Report on Form 8-K dated October
                 1, 1997 (filed October 6, 1997)(File 0-28036))*

2.2              Purchase and Sale Agreement by and among America Online, Inc., ANS Communications, Inc. and
                 WorldCom dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.4 to
                 WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-
                 11258))*

2.3              Agreement and Plan of Merger by and among WorldCom, TC Investments Corp. and MCI Communications
                 Corporation dated as of November 9, 1997 (incorporated herein by reference to Exhibit 2.1 to
                 WorldCom's Current Report on Form 8-K dated November 9, 1997 (filed November 12, 1997) (File 0-
                 11258))*

2.4              Agreement by and among British Telecommunications plc, MCI Communications Corporation and WorldCom
                 dated as of November 9, 1997 (incorporated herein by reference to Exhibit 99.1 to WorldCom's
                 Current Report on Form 8-K dated November 9, 1997 (filed November 12, 1997) (File 0-11258))*

2.5              Agreement and Plan of Merger by and among WorldCom, H&R Block, Inc., H&R Block Group, Inc.,
                 CompuServe Corporation and Walnut Acquisition Company L.L.C., dated as of September 7, 1997
                 (incorporated herein by reference to Exhibit 2.1 to WorldCom's Current Report on Form 8-K dated
                 September 7, 1997 (filed September 17, 1997) (File 0-11258))*

2.6              Stockholders Agreement by and among H&R Block, Inc., H&R Block Group, Inc., and WorldCom dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.2 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

2.7              Standstill Agreement by and among H&R Block, Inc., H&R Block Group, Inc. and WorldCom, dated as of
                 September 7, 1997 (incorporated herein by reference to Exhibit 2.3 to WorldCom's Current Report on
                 Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

* The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Form 8-K/A to the Securities and Exchange Commission upon its request.